                                                                     EXHIBIT 2.2


                              ASSET SALE AGREEMENT

                                     between

                          TENET HEALTHCARE CORPORATION,

                              a Nevada corporation

                                       and

                               JLL HOSPITAL, LLC,

                      a Delaware limited liability company



                             DATED: August 15, 1999

                                TABLE OF CONTENTS

                                                                                                              PAGE
ARTICLE 1
            DEFINITIONS; SALE AND TRANSFER OF ASSETS;
            CONSIDERATION; CLOSING..............................................................................1
            1.1         Definitions.............................................................................1
            1.2         Purchase and Sale of Assets; Purchase Price.............................................3
            1.3         Inventory...............................................................................4
            1.4         Post-Closing Adjustment to Purchase Price...............................................5
            1.5         Closing Date............................................................................6
            1.6         Items to be Delivered by Seller at Closing..............................................6
            1.7         Items to be Delivered by Purchaser at Closing...........................................8
            1.8         Prorations and Utilities................................................................9
            1.9         Transfer of Seller Assets...............................................................9
            1.10        Excluded Assets........................................................................11
            1.11        Assumed Obligations....................................................................12
            1.12        Excluded Liabilities...................................................................13
            1.13        [Intentionally Omitted]................................................................15
            1.14        Disclaimer of Warranties...............................................................15

ARTICLE 2
            REPRESENTATIONS AND WARRANTIES OF SELLER...........................................................16
            2.1         Authorization..........................................................................16
            2.2         Binding Agreement......................................................................16
            2.3         Organization and Good Standing; No Violation...........................................16
            2.4         Contracts and Leases...................................................................17
            2.5         Required Consents......................................................................17
            2.6         Compliance With Laws and Contracts.....................................................18
            2.7         Title; Sufficiency.....................................................................19
            2.8         Certain Representations With Respect to the Hospitals..................................20
            2.9         Brokers and Finders....................................................................21
            2.10        Financial Statements...................................................................21
            2.11        Legal Proceedings......................................................................21

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                              PAGE
            2.12        Employee Benefits......................................................................22
            2.13        Taxes and Tax Returns..................................................................23
            2.14        Personnel..............................................................................24
            2.15        Insurance..............................................................................24
            2.16        Solvency...............................................................................24
            2.17        No Untrue or Inaccurate Representations or Warranties..................................25
            2.18        Absence of Undisclosed Liabilities.....................................................25
            2.19        Y2K....................................................................................25
            2.20        Capitalization of Beaumont Newco.......................................................25

ARTICLE 3
            REPRESENTATIONS AND WARRANTIES OF PURCHASER........................................................26
            3.1         Authorization..........................................................................26
            3.2         Binding Agreement......................................................................26
            3.3         Organization and Good Standing.........................................................26
            3.4         No Violation...........................................................................26
            3.5         Brokers and Finders....................................................................26
            3.6         Legal Proceedings......................................................................27
            3.7         Solvency...............................................................................27
            3.8         Intentionally Omitted..................................................................27
            3.9         Intentionally Omitted..................................................................27
            3.10        No Other Business or Operations........................................................27

ARTICLE 4
            COVENANTS OF SELLER................................................................................27
            4.1         Access and Information; Inspections....................................................27
            4.2         Preserve Accuracy of Representations and Warranties....................................28
            4.3         Conduct of Business....................................................................28
            4.4         Negative Covenants.....................................................................28
            4.5         Required Approvals.....................................................................29
            4.6         Additional Financial Information.......................................................29
            4.7         No-Shop................................................................................29

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                              PAGE
            4.8         Seller's Efforts to Close; Audited Financial Statements................................30
            4.9         Title Matters..........................................................................31
            4.10        Termination of Hospitals' Employees....................................................31
            4.11        Termination Cost Reports...............................................................31
            4.12        Hart-Scott-Rodino Act Filings..........................................................31
            4.13        Environmental Survey...................................................................32
            4.14        Noncompetition.........................................................................32
            4.15        Enforceability.........................................................................32
            4.16        [Intentionally Omitted]................................................................33
            4.17        Sale of Odessa Regional Hospital.......................................................33
            4.18        Y2K Compliance Program.................................................................34
            4.19        Supplements to Disclosure Schedule.....................................................34
            4.20        Mesa Lease Adjustment..................................................................34

ARTICLE 5
            COVENANTS OF PURCHASER.............................................................................35
            5.1         Purchaser's Efforts to Close...........................................................35
            5.2         Required Approvals.....................................................................35
            5.3         Certain Employee Matters...............................................................35
            5.4         Use of Business Names..................................................................37
            5.5         Excluded Assets........................................................................37
            5.6         Confidentiality........................................................................37
            5.7         Enforceability.........................................................................38
            5.8         Hart-Scott-Rodino Act Filings..........................................................38
            5.9         Group Purchasing Contract..............................................................38
            5.10        Acknowledgement Regarding Year 2000 Compliance.........................................38
            5.11        Waiver of Bulk Sales Law Compliance....................................................39
            5.12        Beaumont Assets........................................................................39
            5.13        Preserve Accuracy of Representations and Warranties....................................39

ARTICLE 6
            CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER......................................................39

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                              PAGE
            6.1         Warranties True and Correct............................................................39
            6.2         Signing and Delivery of Instruments....................................................39
            6.3         Unfavorable Action or Proceeding.......................................................40
            6.4         Performance of Covenants...............................................................40
            6.5         Opinion of Counsel for Purchaser.......................................................40
            6.6         Hart-Scott-Rodino Filings..............................................................40
            6.7         Consents, Approvals and Authorizations.................................................40
            6.8         Exhibits and Schedules.................................................................40

ARTICLE 7
            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER...................................................40
            7.1         Warranties True........................................................................41
            7.2         Consents, Approvals and Authorizations.................................................41
            7.3         Signing and Delivery of Instruments....................................................41
            7.4         Performance of Covenants...............................................................41
            7.5         Unfavorable Action or Proceeding.......................................................41
            7.6         Hart-Scott-Rodino Filings..............................................................41
            7.7         Governmental Concurrences..............................................................41
            7.8         Opinion of Counsel.....................................................................42
            7.9         Exhibits and Schedules.................................................................42
            7.10        Title Insurance Policy.................................................................42
            7.11        Financing..............................................................................42
            7.12        Material Adverse Change................................................................42
            7.13        Audit..................................................................................42
            7.14        Odessa Closing.........................................................................42

ARTICLE 8
            TERMINATION........................................................................................43
            8.1         Termination............................................................................43
            8.2         Termination Consequences...............................................................43
            8.3         Costs..................................................................................44

ARTICLE 9

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                              PAGE
            POST-CLOSING MATTERS...............................................................................44
            9.1         Excluded Assets and Excluded Liabilities...............................................44
            9.2         Preservation and Access to Records After the Closing...................................44

ARTICLE 10
            SURVIVAL AND INDEMNIFICATION.......................................................................46
            10.1        Survival...............................................................................46
            10.2        Indemnification of Purchaser by Seller.................................................46
                        10.2.1  Indemnification................................................................46
                        10.2.2  Indemnification Limitations....................................................47
            10.3        Indemnification of Seller by Purchaser.................................................48
                        10.3.1  Indemnification................................................................48
                        10.3.2  Indemnification Limitations....................................................48
            10.4        Method of Asserting Claims.............................................................49
            10.5        Exclusive..............................................................................52
            10.6        Reduction of the Purchase Price........................................................52

ARTICLE 11
            TAX AND COST REPORT MATTERS........................................................................52
            11.1        Tax Matters; Allocation of Purchase Price..............................................52
            11.2        Cost Report Matters....................................................................53
            11.3        Transition Services....................................................................54

ARTICLE 12
            MISCELLANEOUS PROVISIONS...........................................................................55
            12.1        Further Assurances and Cooperation.....................................................55
            12.2        Successors and Assigns.................................................................55
            12.3        Governing Law..........................................................................55
            12.4        Amendments.............................................................................56
            12.5        Exhibits, Schedules and Disclosure Schedule............................................56
            12.6        Notices................................................................................56
            12.7        Headings...............................................................................57
            12.8        Confidentiality and Publicity..........................................................57

                                TABLE OF CONTENTS
                                  (CONTINUED)

                                                                                                              PAGE

            12.9        Fair Meaning...........................................................................57
            12.10       Gender and Number; Construction........................................................57
            12.11       Third Party Beneficiary................................................................57
            12.12       Expenses and Attorneys' Fees...........................................................57
            12.13       Counterparts...........................................................................58
            12.14       Entire Agreement.......................................................................58
            12.15       No Waiver..............................................................................58
            12.16       Severability...........................................................................59
            12.17       Arbitration............................................................................59
                        12.17.1  Forum.........................................................................59
                        12.17.2  Law...........................................................................59
                        12.17.3  Selection.....................................................................59
                        12.17.4  Administration................................................................59
                        12.17.5  Rules.........................................................................59
                        12.17.6  Award.........................................................................59
            12.18       Time is of the Essence.................................................................59

                                LIST OF SCHEDULES

            SCHEDULE                             DESCRIPTION
            A-1                                 Subsidiaries

            A-2                                 Acute Care Hospitals

            A-3                                 MOBs

            A-4                                 Other Businesses

            1.2(c)                              Interim Balance Sheet

            1.9(a)                              Owned Real Property

            1.9(b)                              Leased Real Property

            1.9(c)                              Personal Property

            1.9(d)                              Licenses

            1.9(e)                              Leases

            1.9(f)                              Contracts

            1.9(g)                              Prepaids

            1.9(m)                              Names of Hospitals

            1.9(p)                              Equity Interests

            1.10(d)                             Excluded Proprietary Assets

            1.10(o)                             Other Excluded Assets

            1.11(c)                             Capital Leases

            1.11(i)                             Other Assumed Obligations

            2.3(b)                              Governmental Notices and/or Approvals

            2.4(a)                              Material Contracts

            2.4(b)                              Incomplete Contracts

            SCHEDULE                            DESCRIPTION
            2.5                                 Required Consents

            2.6(a)                              Compliance with Law

            2.6(b)                              Compliance with Environmental Laws

            2.7(a)                              Title to Real Property

            2.7(b)                              Title; Sufficiency

            2.8(a)                              Licenses Exceptions

            2.8(b)                              JCAHO Accreditation Periods

            2.8(c)                              Medicare and Medicaid Certification

            2.8(d)                              Audit Periods

            2.8(g)                              Medical Staff Matters

            2.10                                Financial Statements

            2.11                                Legal Proceedings

            2.12                                Employee Benefits

            2.13                                Taxes

            2.13(c)                             Tax Liens

            2.14                                Personnel List

            2.14                                Insurance

            2.18                                Undisclosed Liabilities

            2.19                                Y2K Compliance

            3.4                                 Third Party Consents - Purchaser

            3.5                                 Brokers - Purchaser

            3.7                                 Legal Proceedings - Purchaser

            SCHEDULE                            DESCRIPTION
            7.10                                Permitted Title Exceptions

            11.1(b)                             Allocation of Purchase Price

                                LIST OF EXHIBITS

            EXHIBIT                               DESCRIPTION
            1.6.1                               Bills of Sale

            1.6.2                               Real Estate Assignments

            1.6.3                               Limited Warranty Deeds

            1.6.9                               Transitional Services Agreements
                                                -Information Technology Transition
                                                 Services Agreement
                                                -License Agreement for Policy and
                                                 Procedure Manuals
                                                -Management Services Agreement

            1.6.10                              Business Services Agreement

            1.6.11                              Employee Leasing Agreement

            1.6.13                              Landlord Estoppel Certificate

            4.13                                Environmental Survey

            4.17                                Odessa Asset Sale Agreement

            5.9                                 Group Purchasing Contract

            5.12                                Beaumont Asset Sale Agreement

            6.5                                 Opinion of Purchaser's Counsel

            7.8                                 Opinion of Seller's In-House Counsel

            7.11                                Financing Letter

                              ASSET SALE AGREEMENT

     This Asset Sale Agreement (the "Agreement") is made and entered into as of the fifteenth (15th) day of August, 1999 (the "Effective Date") by and between Tenet Healthcare Corporation, a Nevada corporation ("Seller"), and JLL Hospital, LLC, a Delaware limited liability company ("Purchaser").

                                R E C I T A L S:

     A. Through the wholly-owned subsidiary corporations and majority-owned partnerships identified on Schedule A-1 (the "Subsidiaries"), Seller (I) engages in the business of delivering acute care services to the public through the acute care hospitals identified on Schedule A-2 (the "Acute Care Hospitals"),
(II) owns and operates certain medical office buildings incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-3 (the "MOBs"), and (III) owns and operates other healthcare businesses incident to the operation of the Acute Care Hospitals as specifically identified on Schedule A-4 (the "Other Businesses") (the Acute Care Hospitals, MOBs and the Other Businesses are referred to herein collectively as the "Hospitals").

     B. Purchaser desires to purchase from the Subsidiaries, and Seller desires to cause the Subsidiaries to sell to Purchaser, substantially all of the assets with respect to the operation of the Hospitals, for the consideration and upon the terms and conditions contained in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, and for their mutual reliance, the parties hereto agree as follows:

                                   ARTICLE 1

                    DEFINITIONS; SALE AND TRANSFER OF ASSETS;
                             CONSIDERATION; CLOSING

     1.1 Definitions. The terms listed below are defined elsewhere in this Agreement and, for ease of reference, the section containing the definition of each such term is set forth opposite such term.

     TERM                                                   SECTION
     ----                                                   -------
     Accounts Receivable..................................Section 1.10(l)
     Acute Care Hospital..................................Recitals
     Agency Settlement....................................Section 11.2(a)
     Aggregate Amount.....................................Section 10.2.2(ix)
     Agreement............................................Preamble
     Assets...............................................Section 1.9

     Assumed Capital Lease Obligations ...................Section 1.2(a)
     Assumed Obligations..................................Section 1.11
     Audit Periods........................................Section 2.8(d)
     Beaumont Assets .....................................Section 5.12
     Beaumont Newco.......................................Section 5.12
     Beaumont Shares......................................Section 2.20
     Bills of Sale........................................Section 1.6.1
     Breaching Party......................................Section 8.1(b)
     Cash Purchase Price..................................Section 1.2
     CEO..................................................Section 2.10
     Claim Notice.........................................Section 10.4(a)
     Closing Date.........................................Section 1.5
     Closing..............................................Section 1.5
     Code.................................................Section 2.12(b)
     Confidential Information ............................Section 5.6
     Confidentiality Agreement............................Section 5.6
     Consultants..........................................Section 4.13
     Contracts............................................Section 1.9(f)
     COO..................................................Section 2.10
     Damages..............................................Section 10.2.1
     Disclosure Schedule..................................Section 2
     Document Retention Period............................Section 9.2(a)
     DOJ..................................................Section 4.12
     DON..................................................Section 2.10
     Effective Date.......................................Preamble
     Effective Time.......................................Section 1.5
     Environmental Permits................................Section 2.6(b)
     Environmental Survey.................................Section 4.13
     Excluded Assets......................................Section 1.10
     Excluded Liabilities.................................Section 1.12
     Final Balance Sheet..................................Section 1.4
     Financial Statements.................................Section 2.10
     Fraction.............................................Section 11.3(a)
     FTC..................................................Section 4.12
     GAAP.................................................Section 1.2
     Group Purchasing Contract............................Section 1.6.8
     Hired Employees......................................Section 5.3(a)
     Hospitals............................................Recitals
     Hospitals' Employees.................................Section 5.3(a)
     HSR Act..............................................Section 2.3(b)
     Indemnified Party....................................Section 10.4
     Indemnifying Party...................................Section 10.4(a)
     Indemnity Notice.....................................Section 10.4(a)
     Independent Auditor..................................Section 1.4
     Interim Balance Sheet................................Section 1.2
     Inventory............................................Section 1.9(h)

           Leased Real Property...........................Section 1.9(b)
           Leases.........................................Section 1.9(e)
           Licenses.......................................Section 1.9(d)
           Liens..........................................Section 1.2(a)
           Meditrust Lease ...............................Section 5.14
           Meditrust Real Property .......................Section 1.2
           MOBs...........................................Recitals
           Nondefaulting Party............................Section 8.1(b)
           Notice Period..................................Section 10.4(a)
           Odessa Asset Sale Agreement....................Section 4.17
           Odessa Assets .................................Section 4.17
           Odessa Partnership ............................Section 4.17
           Odessa Right of First Refusal .................Section 4.17
           Other Businesses...............................Recitals
           Owned Real Property............................Section 1.9(a)
           Permitted Exceptions...........................Section 7.10
           Permitted Liens ...............................Section 2.7(b)
           Personal Property..............................Section 1.9(c)
           Post Closing Adjustment Date...................Section 1.4
           Prepaids.......................................Section 1.9(g)
           Purchase Price.................................Section 1.2
           Purchaser......................................Preamble
           Purchaser's Plan...............................Section 5.3(d)
           Real Estate Assignments........................Section 1.6.2
           Real Property..................................Section 1.9(b)
           Receivable Records.............................Section 1.10(m)
           Reconciliation.................................Section 11.3(a)
           Relevant Claim.................................Section 10.2.2(ix)
           Retained Management Employees..................Section 5.3(a)
           Seller.........................................Preamble
           Sick Pay Amount................................Section 1.2
           Subsidiaries Cost Reports......................Section 11.2(a)
           Subsidiaries...................................Recitals
           Surveys........................................Section 4.9
           Third Party Claim..............................Section 10.4(a)
           Title Commitment...............................Section 4.9
           Title Company..................................Section 4.9
           Title Instruments..............................Section 4.9
           Title Policy...................................Section 4.9
           Transition Date................................Section 5.3(a)
           Transition Services............................Section 11.3
           Transitional Services Agreement................Section 1.6.9

     1.2 Purchase and Sale of Assets; Purchase Price.

          (a) Subject to the terms and conditions of this Agreement, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Assets, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances ("Liens") other than Permitted Liens. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Seller for the purchase of the Assets shall be (i) Four Hundred Five Million Two Hundred Thousand Dollars ($405,200,000) (a) (the "Purchase Price"), plus or minus (ii) the amount of Net Working Capital (as defined below) on the Closing Date, minus
(iii) the amount of Seller's capital lease obligations with respect to the Hospitals, if any, that are assumed by Purchaser pursuant to Section 1.11 of this Agreement (the "Assumed Capital Lease Obligations"), minus (iv) 16.17 percent (16.17%) of the Sick Pay Amount (the sum of (i), (ii), (iii), and (iv) being referred to for purposes of this Agreement as the "Cash Purchase Price").

          (b) For purposes of this Section 1.2, "Net Working Capital," as of any date, shall be defined as an amount equal to the difference between the (i) current assets of the Subsidiaries with respect to the operation of the Hospitals, which for purposes of this calculation shall include only (a) the value of the Prepaids, (b) the value of the Inventory, (c) other current assets associated with the Hospitals to the extent they have value and are reflected on the Financial Statements, and (d) notes receivable held by any Subsidiary as to which the borrower thereunder is a physician providing professional medical services at a Hospital, which notes are not otherwise included in Net Working Capital as current assets under (a), (b) or (c) immediately above (the "Physician Notes"), and (ii) the current liabilities of the Subsidiaries with respect to the operation of the Hospitals, which for purposes of this calculation shall only include, to the extent assumed, (a) Accounts Payable, (b) Accrued Expenses, (c) Accrued Payroll, (d) Accrued Paid Time Off, and (e) Other Current Liabilities (as such terms are utilized on the Interim Balance Sheet). For purposes of this Section 1.2, "Sick Pay Amount" shall be defined as the amount of accumulated sick pay and extended sick pay obligations of the Subsidiaries to the Hired Employees.

          (c) At least three (3) calendar days but no more than ten (10) calendar days prior to the Closing Date, Seller shall prepare and deliver to Purchaser the latest available unaudited balance sheet of the Subsidiaries with respect to the operation of the Hospitals (the "Interim Balance Sheet"). The Interim Balance Sheet shall (i) be prepared in conformity with generally acceptable accounting principles consistently applied ("GAAP") to the extent described in Section 2.10 of this Agreement, (ii) include a calculation of Net Working Capital, Assumed Capital Lease Obligations and the Sick Pay Amount, and
(iii) shall be attached hereto as Schedule 1.2(c). The amounts set forth in the Interim Balance Sheet shall be subject to adjustment as provided in Sections 1.3 and 1.4 below. The Cash Purchase Price shall be payable by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing, subject to the terms of Section 1.7.1 below.

     1.3 Inventory. Seller shall cause an inventory to be taken of the Inventory by employees or representatives of Seller or its affiliates, with said inventory to be taken in accordance with the Subsidiaries' respective policies and procedures and the policies and procedures used in connection with determining inventory for purposes of the preparation of the Financial Statements dated as of May 31, 1999, as near in time as possible to the Closing Date and with the results extended and adjusted through the Closing Date. Seller shall permit representatives or employees of Purchaser to observe such inventory process. The cost of conducting the inventory shall be borne by Seller. All inventory items shall be valued at the lesser of cost or current market value. The parties acknowledge that the inventory to be taken pursuant to this Section 1.3 will not be conducted until immediately prior to the Closing Date and, as such, the results of such inventory will not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of the Interim Balance Sheet, Net Working Capital shall include the value of the Inventory with respect to the operation of the Hospitals as reflected by the latest available unaudited balance sheet of the applicable Subsidiary. For purposes of the Final Balance Sheet, the portion of Net Working Capital attributable to the Inventory shall be the value of the Inventory as determined pursuant to this Section 1.3.

     1.4 Post-Closing Adjustment to Purchase Price. Within ninety (90) calendar days after the Closing Date, the final unaudited balance sheet of the Hospitals as of the Closing Date (the "Final Balance Sheet"), which shall include a calculation of Net Working Capital, Assumed Capital Lease Obligations and the Sick Pay Amount as of the Closing Date, shall be prepared by Seller and delivered to Purchaser. Purchaser, in connection with its review of the Final Balance Sheet, shall be permitted to review workpapers of Seller or its accountants with respect to the preparation of the Final Balance Sheet and the books and records of Seller and its Subsidiaries reasonably related thereto. The Interim Balance Sheet and the Final Balance Sheet shall be prepared in a manner consistent with the terms of Section 2.10. If Purchaser disputes any entry on the Final Balance Sheet that affects the calculation of Net Working Capital, Purchaser shall notify Seller in writing (which writing shall contain Purchaser's determination of the amount of the disputed entry) within thirty
(30) business days after Purchaser's receipt of the Final Balance Sheet from Seller. If the difference between Seller's and Purchaser's respective calculations of Net Working Capital is equal to or less than five percent (5%) of the amount of Seller's calculation, Seller's calculation shall be conclusive and binding as between Purchaser and Seller. If the difference between Seller's and Purchaser's respective calculations is greater than five percent (5%) of Seller's calculation, and Purchaser and Seller cannot resolve such dispute within thirty (30) business days after Purchaser notifies Seller in writing of such dispute, then the parties shall mutually select a "Big Six" financial accounting firm other than the two firms then being used by the parties (the "Independent Auditor"). The Independent Auditor shall review the matter in dispute and, acting as experts and not as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final recalculation of the Purchase Price). Such decision of the Independent Auditor shall be conclusive and binding as between Purchaser and Seller, and the costs of such review shall be borne by both Seller and Purchaser in proportion to the relevant amount each party's determination has been modified. In the event that Purchaser disputes the Sick Pay Amount and/or the Assumed Capital Lease Obligation, the parties shall resolve such dispute in substantially the same manner as set forth in this Section 1.4.

     Within thirty-five (35) business days after Purchaser's receipt of the Final Balance Sheet from Seller or, if disputed by Purchaser, within five (5) business days after the earlier of (a) the date Purchaser and Seller finally resolve such dispute and recalculate the Purchase Price accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the "Post-Closing Adjustment Date"), either (i) Seller shall pay Purchaser in cash or in other immediately available funds the amount of any decrease in the Purchase Price, or
(ii) Purchaser shall pay Seller in cash or in other immediately available funds the amount of any increase in the Purchase Price. If Purchaser or Seller, as the case may be, shall fail to make such payment to the other on the Post-Closing Adjustment Date, then the party failing to receive such amount due to it shall be entitled to receive interest on such unpaid amount at a per annum rate equal to the prime rate reported by the Wall Street Journal under "Money Rates" on the Post-Closing Adjustment Date plus two percent (2%) (or the maximum rate allowed by law, whichever is less) from such defaulting party, such interest accruing on each calendar day after the Post-Closing Adjustment Date until payment of such amount and all interest thereon is made.

     1.5 Closing Date. The consummation of the transactions contemplated by this Agreement ("Closing") shall take place at 9:00 a.m. on the later to occur of (i) the twenty-eighth (28th) calendar day following the delivery of the audited financial statements by Seller pursuant to Section 4.8(b) of this Agreement and
(ii) the forty-fifth (45th) calendar day following the Effective Date, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York 10022 or such other date, time and place as the parties shall mutually agree (the "Closing Date"), provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date. In the event all conditions precedent and other matters required to be completed as of the Closing Date have not been completed on such date, the Closing Date shall occur on the third (3rd) business day following the last to occur of such conditions or matters. The Closing with respect to the Hospitals shall be deemed to have occurred and to be effective as between the parties as of 12:01 a.m. (determined by reference to the local time zone in which such Hospital is located) on the next day after the Closing Date (the "Effective Time").

     1.6 Items to be Delivered by Seller at Closing.

          At or before the Closing, Seller shall cause each Subsidiary to deliver to Purchaser the following, duly executed by Seller and such Subsidiary where appropriate:

          1.6.1 General Assignment, Bill of Sale and Assumption of Liabilities in the form of Exhibit 1.6.1 attached hereto (the "Bills of Sale");

          1.6.2 Assignment and Assumption of Real Estate Leases in the form of
Exhibit 1.6.2 attached hereto (the "Real Estate Assignments") with respect to each Leased Real Property;

          1.6.3 Limited Warranty Deed(s) (or such other deed comparable to limited warranty deed(s) as is applicable to the jurisdiction at issue) in the form of Exhibit 1.6.3 attached hereto;

          1.6.4 favorable original certificates of good standing, or comparable status, of Seller and the Subsidiary, issued by the State of Nevada with respect to Seller and the respective states of incorporation and organization of such Subsidiary, dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

          1.6.5 an opinion of Seller's in-house counsel in substantially the form attached hereto as Exhibit 7.8;

          1.6.6 a certificate of the President or any Vice President of Seller certifying to Purchaser (i) the accuracy in all material respects of the representations and warranties set forth in Article 2 hereof and compliance with Seller's covenants set forth in this Agreement, (ii) that all material consents and approvals that are required from any person, entity, governmental body or regulatory agency in connection with the consummation of the transactions contemplated by this Agreement by Seller and the Subsidiaries have been obtained, and (iii) that all of the conditions contained in Article 6 have been satisfied or waived;

          1.6.7 a certificate of the corporate Secretary of Seller (and of the corporate Secretary of each Subsidiary and the corporate Secretary of each general partner of any Subsidiary which is a partnership) certifying to Purchaser (i) the incumbency of the officers of Seller (and of each Subsidiary and of each such general partner) on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the Board of Directors of Seller, the sole director of each corporate Subsidiary, the sole director of the general partner(s) of each partnership Subsidiary and of the shareholder(s) and/or partners, as applicable of each Subsidiary authorizing (a) the transfer of the Assets and Assumed Obligations by each Subsidiary to Purchaser and (b) the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Seller and each Subsidiary, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

          1.6.8 the Group Purchasing Contract which, except as noted in Section 5.9, shall be substantially in the form of Exhibit 5.9 attached hereto (the "Group Purchasing Contract");

          1.6.9 if requested by Purchaser, the Transitional Services Agreements, which shall be substantially in the form set forth on Exhibit 1.6.9 attached hereto with respect to the License Agreement for Policy and Procedure Manuals, and which are to be negotiated by the parties hereto within five (5) business days of the Effective Date with respect to the Information Technology Transition Services Agreement and the Management Services Agreement (the "Transitional Services Agreements");

          1.6.10 the Business Services Agreement, which shall be substantially in the form of Exhibit 1.6.10 attached hereto (the "Business Services Agreement"), pursuant to which Purchaser will bill Seller's accounts receivable for sixty (60) days following the Closing Date;

          1.6.11 the Employee Leasing Agreement, which shall be substantially in the form of Exhibit 1.6.11 attached hereto (the "Employee Lease Agreement") pursuant to which Seller shall lease the Hospital Employees to Purchaser, as contemplated by Section 5.3(a) of this Agreement;

          1.6.12 UCC termination statements for any and all financing statements (which do not correspond to an Assumed Obligation) filed with respect to the Assets;

          1.6.13 an estoppel certificate from the landlord with respect to each Real Property Lease of any Acute Care Hospital or an entire MOB (as opposed to an office or unit in a MOB), or a Real Property Lease that constitutes a material ground lease, as to which Seller or any Subsidiary is lessee in the form of Exhibit 1.6.13 hereto;

          1.6.14 a certificate of Seller to the extent required under the Foreign Investment and Real Property Tax Act (FIRPTA); and

          1.6.15 such other instruments, certificates, consents or other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

     1.7 Items to be Delivered by Purchaser at Closing.

          At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Seller the following, duly executed by Purchaser where appropriate:

          1.7.1 payment of the Cash Purchase Price based upon the Interim Balance Sheet (subject to adjustment as described in Section 1.4), as adjusted to reflect the prorations provided in Section 1.8 of this Agreement.

          1.7.2 a certificate of the President or any Vice President of Purchaser certifying to Seller (i) the accuracy in all material respects of the representations and warranties set forth in Article 3 hereof and compliance with Purchaser's covenants set forth in this Agreement, (ii) that all material consents and approvals that are required from any person, entity, governmental body or regulatory agency in connection with the consummation of the transactions contemplated by this Agreement by Purchaser have been obtained, and
(iii) that all of the conditions contained in Article 7 have been satisfied or waived;

          1.7.3 a certificate of the Secretary of Purchaser certifying to Seller
(i) the incumbency of the officers of Purchaser on the Effective Date and on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the governing board of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

          1.7.4 an opinion of Purchaser's counsel in substantially the form attached hereto as Exhibit 6.5;

          1.7.5 favorable original certificate of good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is seven (7) calendar days prior to the Closing Date;

          1.7.6 the Group Purchasing Contract;

          1.7.7 if requested by Purchaser, the Transitional Services Agreements;

          1.7.8 the Business Services Agreement;

          1.7.9 the Employee Lease Agreement; and

          1.7.10 such other instruments, certificates, consents or other documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

     1.8 Prorations and Utilities. To the extent not otherwise prorated pursuant to this Agreement, or as reflected in Net Working Capital on the Interim Balance Sheet or the Final Balance Sheet (provided that any category of proration reflected on the Interim Balance Sheet shall also be reflected on the Final Balance Sheet), Purchaser and Seller shall prorate (as of the Effective Time), if applicable, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, plus all other income and expenses which are normally prorated upon the sale of assets of a going concern. As to power and utility charges, "final readings" as of the Closing Date shall be ordered from the utilities; the cost of obtaining such "final readings," if any, to be paid for equally by Seller and Purchaser.

     1.9 Transfer of Seller Assets. On the Closing Date, Seller shall cause each Subsidiary to assign, transfer, convey and deliver to Purchaser, and Purchaser shall acquire, all of each Subsidiary's right, title and interest in and to only the following assets and properties, free and clear of all Liens (other than Permitted Liens) as such assets shall exist on the Closing Date with respect to the operation of any Hospital, such transfer being deemed to be effective at the Effective Time (collectively, the "Assets"):

          (a) all of the real property that is owned by such Subsidiary and used with respect to the operation of any Hospital that is described in Schedule 1.9(a) (such description to include a legal description and address), and appurtenances belonging thereto (collectively, the "Owned Real Property");

          (b) all of the real property that is leased by such Subsidiary and used with respect to the operation of any Hospital that is described in Schedule 1.9(b) together with all buildings, improvements and fixtures located thereupon and all construction in progress (collectively, the "Leased Real Property") (the Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property");

          (c) all of the tangible personal property owned by such Subsidiary with respect to the operation of any Hospital, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements (the "Personal Property"), including, without limitation, the Personal Property described in Schedule 1.9(c);

          (d) all of such Subsidiary's rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to such Subsidiary with respect to the operation of any Hospital (the "Licenses"), including, without limitation, the Licenses described in Schedule 1.9(d);

          (e) all of such Subsidiary's interest, to the extent assignable or transferable, in and to all real property and personal property leases with respect to the operation of any Hospital (the "Leases"), including, without limitation, those leases described in Schedule 1.9(e);

          (f) all of such Subsidiary's interest in and to all contracts and agreements (including, but not limited to, purchase orders) with respect to the operation of any Hospital (the "Contracts") including, without limitation, those Contracts described in Schedule 1.9(f);

provided, however, that with respect to multi-hospital contracts as to which one or more of the three Acute Care Hospitals located in Arizona and one or more of Seller's other acute care hospitals located in Arizona (collectively, the "Five Arizona Hospitals") participate, the parties shall make a joint determination whether it is appropriate to assign such contracts to Purchaser or allow them to remain as is, provided in either case that the parties shall use commercially reasonable efforts to cause the benefits of all such contracts to continue to be realized following the Closing Date by all Five Arizona Hospitals in the same manner as was realized prior to the Closing Date, subject to the concomitant obligations of each of the Five Arizona Hospitals under the relevant multi-hospital contracts;

          (g) all of those advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date, subject to the prorations provided in Section 1.8 of this Agreement, which were made with respect to the operation of any Hospital and with respect to which Purchaser will receive the benefit after the Closing Date (the "Prepaids"), the current categories and amounts of which are set forth on Schedule 1.9(g);

          (h) except as excluded by Section 1.10(j), all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located at any of the Hospitals, or used with respect to the operation of any of the Hospitals (the "Inventory");

          (i) all documents, records, operating manuals, files and computer software with respect to the operation of any of the Hospitals, including, without limitation, all patient records, medical records, employee records, financial records with respect to the operation of any of the Hospitals, equipment records, construction plans and specifications, and medical and administrative libraries;

          (j) to the extent assignable, all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

          (k) all goodwill of the businesses evidenced by the Assets;

          (l) all insurance proceeds arising in connection with property damage to the Assets occurring after the Effective Date and on or prior to the Closing Date, to the extent not expended on the repair or restoration of the Assets;

          (m) the names, symbols and telephone numbers used with respect to the operation of any of the Hospitals, including, without limitation, the names of the Hospitals set forth on Schedule 1.9(m) and all variants thereof;

          (n) any current assets of the Subsidiaries with respect to the operation of any of the Hospitals (which are not otherwise specifically described above in this Section 1.9) which are included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

          (o) all claims of Seller or any Subsidiary against third parties with respect to the Assets (whether known or unknown, contingent or otherwise) arising after the Effective Date and on or prior to the Closing Date, other than those claims as to which Seller or such Subsidiary has a right to money damages based on a prior expenditure of money with respect to such Assets; and

          (p) all equity interests held by the Subsidiaries that are described on Schedule 1.9(p), including the capital stock of Beaumont Newco as contemplated by Section 5.12;

PROVIDED, HOWEVER, that the Assets shall not include the Excluded Assets as defined in Section 1.10 below.

     1.10 Excluded Assets. Notwithstanding anything to the contrary in Section 1.9, Seller and the Subsidiaries shall retain all assets owned directly or indirectly by them (or any of their respective affiliates) which are not among the Assets, including without limitation the following assets of Seller or any Subsidiary (collectively, the "Excluded Assets"):

          (a) cash and short-term investments;

          (b) all intercompany receivables of Seller or any Subsidiary with any of their affiliates;

          (c) any current assets of the Subsidiaries with respect to the operation of any of the Hospitals which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

          (d) computer software, programs and hardware which is proprietary to Seller, any Subsidiary and/or their respective affiliates, data processing system manuals and licensed software materials, as more particularly described in Schedule 1.10(d);

          (e) all of Seller's, any Subsidiary's, or any affiliate of Seller's proprietary manuals, marketing materials, policy and procedure manuals, standard operating procedures and marketing brochures, data and studies or analyses;

          (f) any asset which would revert to the employer upon the termination of any Seller Plan, including assets representing a surplus or overfunding of any Seller Plan, including, without limitation, any asset under the AMI defined benefit plan;

          (g) all national or regional contracts of Seller, any Subsidiary or any respective affiliate thereof which are made available to any of the Hospitals by virtue of the Hospitals being an affiliate of Seller;

          (h) the names "Tenet Healthcare Corporation," "Tenet," "Tenet HealthSystem," "OrNda HealthCorp," and any other names or symbols not used primarily at any of the Hospitals, all abbreviations and variations thereof and service marks, symbols and logos related thereto, together with any promotional material, stationery, supplies or other items of inventory bearing such names or symbols or abbreviations or variations thereof;

          (i) all current contracts between any Subsidiary and any affiliate of Seller with respect to the operation of any Hospital, except those approved in writing by Seller and Purchaser to be assigned to Purchaser after the Closing Date;

          (j) the portions of Inventory, Prepaids and other Assets disposed of, expended or canceled, as the case may be, by any Subsidiary after the Effective Date and on or prior to the Closing Date in the ordinary course of business;

          (k) assets owned and provided by vendors of services or goods to any of the Hospitals;

          (l) all accounts, notes, interest and other receivables of Seller and any Subsidiary (other than the Physician Notes), and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables, and cost report settlements related thereto, arising from the rendering of services to inpatients and outpatients at any Hospital, billed and unbilled, recorded and unrecorded, for services provided by Seller or any Subsidiary while owner of the Assets whether payable by private pay patients, private insurance, third party payors, Medicare, Medicaid, CHAMPUS, Blue Cross, or by any other source ("Accounts Receivable");

          (m) all documents, records, correspondence, workpapers and other documents relating to the Accounts Receivable, the Subsidiaries' Cost Reports or Subsidiaries' Agency Settlements (the "Receivable Records");

          (n) all claims, rights, interests and proceeds with respect to state or local tax refunds (including but not limited to property tax) resulting from periods ending on or before the Closing Date, and the right to pursue appeals of same;

          (o) any assets identified in Schedule 1.10(o); and

          (p) any Contract identified by Purchaser as likely to present a significant risk of noncompliance with applicable federal or state healthcare laws, provided, however, that Seller shall be afforded reasonable notice of, and an opportunity to cure, any such legal issues prior to Closing.

     1.11 Assumed Obligations. On the Closing Date, Seller and the Subsidiaries shall assign, and Purchaser shall assume and agree to discharge after the Closing, the following liabilities and obligations of Seller and/or any Subsidiary and only the following liabilities and obligations (collectively, the "Assumed Obligations"):

          (a) all current liabilities of the Subsidiaries with respect to the operation of any of the Hospitals on or prior to the Closing Date to the extent included in Net Working Capital, as determined pursuant to Sections 1.2 and 1.4;

          (b) the Contracts, but only to the extent of the obligations arising thereunder with respect to events or periods after the Closing Date; provided, however, that with respect to multi-hospital contracts in which the Five Arizona Hospitals participate, the parties shall make a joint determination whether it is appropriate to assign such contracts to Purchaser or allow them to remain as is, provided in either case that the parties shall use commercially reasonable efforts to cause the benefits of all such contracts to continue to be realized following the Closing Date by all Five Arizona Hospitals in the same manner as was realized prior to the Closing Date, subject to the concomitant obligations of each of the Five Arizona Hospitals under the relevant multi-hospital contracts;

          (c) the Leases, including the capital lease obligations of Seller with respect to the Hospitals listed on Schedule 1.11(c), but only to the extent of the obligations arising thereunder with respect to events or periods after the Closing Date;

          (d) any and all obligations of Seller and the Subsidiaries under the Worker Adjustment and Retraining Notification Act ("WARN") with respect to the operation of the Hospitals as a result of (i) the acts of Purchaser or any affiliate of Purchaser after the Transition Date or (ii) Purchaser's breach of its covenant with respect to the Hired Employees as set forth in Section 5.3;

          (e) the Sick Pay Amount, and all accrued vacation and holiday pay liabilities of the Subsidiaries (and their respective affiliates) with respect to the Hired Employees (the "Accrued Paid Time Off"); provided, however, that with respect to the Accrued Paid Time Off, only to the extent accrued in Net Working Capital;

          (f) all utilities being furnished to the Assets, subject to the prorations provided in Section 1.8;

          (g) [INTENTIONALLY OMITTED]

          (h) [INTENTIONALLY OMITTED]; and

          (i) any other obligations and liabilities identified in Schedule 1.11(i).

     1.12 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or become responsible for any of Seller's or the Subsidiaries' duties, obligations or liabilities that are not assumed by Purchaser pursuant to the terms of this Agreement, the Bills of Sale or the Real Estate Assignment(s), regardless of whether such obligation or liability is known or unknown, fixed or contingent, and regardless of whether such liability arises from contract, tort or otherwise (the "Excluded Liabilities"), and Seller and the Subsidiaries shall remain fully and solely responsible for, and indemnify Purchaser from and against in accordance with Section 10.2 of this Agreement, all debts, liabilities, contract obligations, expenses, obligations and claims of any nature whatsoever related to the Assets or the Hospitals unless assumed by Purchaser under this Agreement, in the Bills of Sale or in the Real Estate Assignment(s). The Excluded Liabilities shall include, without limitation:

          (a) any current liabilities of the Subsidiaries with respect to the operation of any of the Hospitals on or prior to the Closing Date (i) which are not included in Net Working Capital, as determined pursuant to Sections 1.2 and
1.4 and (ii) which are not otherwise specifically included in the Assumed Obligations;

          (b) all liabilities arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation of any of the Hospitals or any of the Assets on or prior to the Closing Date (including, without limitation, any liabilities arising from pre-Closing violations of Environmental Laws or release of Hazardous Substances), other than as specifically included in the Assumed Obligations;

          (c) other than as specifically included in the Assumed Obligations, all liabilities arising out of or relating to any act, omission, event or occurrence connected with Seller, the Subsidiaries or the operations or activities of Seller or any of the Subsidiaries, (including all liabilities arising out of or relating to any claim, proceeding or investigation (collectively, "Litigation") arising out of or relating to any such act, omission, event or occurrence including without limitation the Litigation set forth on Schedule 2.11);

          (d) all liabilities of Seller or any of the Subsidiaries in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences on or prior to the Closing Date;

          (e) subject to reimbursement by Purchaser to the extent contemplated by the Employee Leasing Agreement, all liabilities of Seller or any of the Subsidiaries for their respective shares of matching contributions for eligible beneficiaries' 401(k) plans, Section 125 plans and other Seller Plans and all administrative costs associated with such welfare benefit plans arising on or prior to the Transition Date;

          (f) all liabilities of Seller and/or any Subsidiary relating to the Subsidiaries' Cost Reports with respect to periods ending on or prior to the Closing Date;

          (g) all liabilities of Seller or any of the Subsidiaries for violations of any law, regulation or rule to the extent arising from acts or omissions on or prior to the Closing Date, including, without limitation, those pertaining to Medicare and Medicaid fraud or abuse;

          (h) all liabilities of Seller or any of the Subsidiaries for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder, or for any other expenses incurred hereunder, except to the extent expressly provided in this Agreement to the contrary (including but not limited to Section 12.12 of this Agreement);

          (i) all liabilities due to third party payors, including without limitation, private insurers, private pay parties, governmental payors, including Medicare, Medicaid, CHAMPUS, FEHBA, RRRB or other third party payors ("Third Party Payors"), including cost report reimbursements and settlements, repayments, fines or other liabilities or obligations, to the extent they relate to the periods ending on or prior to and including the Closing Date, and any liability arising pursuant to a Third Party Payor program as a result of the consummation of the transactions contemplated herein, including, without limitation, recapture of previously reimbursed expenses;

          (j) subject to Sections 1.8 and 12.12 of this Agreement, all federal, state, foreign or local tax liabilities or obligations of Seller or any of the Subsidiaries, or attributable to any capital Asset, in respect of periods ending on or prior to Closing, including, without limitation, any income tax, any franchise tax, any tax recapture, any sales and/or use tax, any state and local recording fees and taxes which may arise upon the consummation of the transaction contemplated herein and any FICA, FUTA, workers' compensation and any and all other taxes or amounts due and payable as a result of the exercise by any of Seller's employees of such employees' right to vacation, sick leave and holiday benefits accrued while in the employ of Seller (to the extent not included in the Net Working Capital adjustment);

          (k) subject to reimbursement by Purchaser to the extent contemplated by the Employee Leasing Agreement, all liability for any and all claims by or on behalf of Seller's or any of the Subsidiaries' employees to the extent such liability relates to the period ending on or prior to the Transition Date, including, without limitation, liability for any pension, profit sharing, deferred compensation or any other employee health and welfare benefit plans, liability for any EEOC claim, wage and hour claim, unemployment compensation claim or workers' compensation claim, and liability for all employee wages and benefits, including, without limitation, accrued vacation, sick leave and holiday pay and taxes or other liability related thereto in respect of Seller's employees (to the extent not included in the Net Working Capital adjustment);

          (l) all liabilities or obligations arising at any time under any contract or commitment that is not assumed by Buyer;

          (m) all liabilities or obligations arising out of Seller's breach of any Contract prior to Closing; and

          (n) any obligation or liability asserted under the federal Hill-Burton program or other restricted grant and loan programs with respect to the ownership or operation of the Hospitals.

     1.13 [INTENTIONALLY OMITTED]

     1.14 Disclaimer of Warranties. Except as expressly set forth in Article 2 hereof, the Assets transferred to Purchaser will be sold by Seller and the Subsidiaries and purchased by Purchaser in their physical condition on the Closing Date, "AS IS," WITH NO WARRANTY OF HABITABILITY OR FITNESS FOR HABITATION, with respect to the Real Property, land, buildings and improvements, and WITH NO WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, with respect to the physical condition of the Personal Property and Inventory, any and all of which warranties (both express and implied) Seller hereby disclaims. All of the foregoing real and personal property shall be further subject to normal wear and tear on the land, buildings, improvements and equipment and normal and customary use of the inventory and supplies in the ordinary course of business up to the Closing.

                                   ARTICLE 2

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby represents, warrants and covenants to Purchaser as to the following matters, except as disclosed in the disclosure schedule as of the Effective Date, as amended pursuant to the terms of this Agreement (the "Disclosure Schedule") hereby delivered by Seller to Purchaser. Except as otherwise provided herein, Seller shall be deemed to remake all of the following representations, warranties and covenants as of the Closing:

     2.1 Authorization. Seller has full corporate power and authority to enter into this Agreement, and Seller has, and each Subsidiary has or will have prior to the Closing, full power and authority to carry out the transactions contemplated hereby.

     2.2 Binding Agreement. All corporate and other actions required to be taken by Seller and each Subsidiary to authorize their respective execution, delivery and performance of this Agreement, all documents executed by each of Seller and any Subsidiary which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Seller, and have been taken or obtained or will be duly and properly taken or obtained prior to the Closing Date, by each Subsidiary. No other corporate or other action on the part of the Seller or any Subsidiary, as applicable, is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid execution by Purchaser, this Agreement constitutes a valid and binding obligation of Seller enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

     2.3 Organization and Good Standing; No Violation.

          (a) Except with respect to the Subsidiaries which are partnerships, each of Seller and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with respect to Seller and in the state of its incorporation (which is indicated in Schedule A-1) with respect to each Subsidiary. Each Subsidiary which is a partnership is duly organized and validly existing under the laws of the state of its organization (which is indicated in Schedule A-1). Each of Seller and the Subsidiaries has full power and authority to own, operate and lease its properties and to carry on its businesses as now conducted.

          (b) Neither the execution and delivery by Seller of this Agreement nor the consummation of the transactions contemplated hereby by Seller or any of the Subsidiaries nor compliance with any of the material provisions hereof by Seller or any of the Subsidiaries, will (i) violate, conflict with or result in a breach of any material provision of Seller's or any of the Subsidiaries' articles of incorporation or bylaws, respectively or other organizational documents with respect to Subsidiaries which are partnerships, (ii) violate any order, writ, injunction, ruling or material law of any court or governmental authority, United States or foreign, or cause the suspension or revocation of any governmental license or authorization applicable to or binding upon or affecting Seller, any of the Subsidiaries, any of the Assets or the operation of the businesses of the Hospitals or (iii) except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), and as otherwise described in Section 2.3(b) of the Disclosure Schedule, require any material consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

     2.4 Contracts and Leases.

          (a) Schedule 2.4(a) sets forth each Contract to which Seller or any Subsidiary with respect to the operations of the Hospitals) is a party or is bound or by which any of the Assets is bound or subject, other than (i) such Contracts as may be terminated by Purchaser at any time after the Closing without liability, penalty or premium upon notice of thirty (30) days or less and (ii) such Contracts which will not result in future annual expenditures or receipts by the Hospitals at any time of $10,000 or more (the Contracts set forth on Schedule 2.4(a) are referred to herein as "Material Contracts"). Notwithstanding the foregoing, each of the following Contracts is set forth on
Schedule 2.4(a):

                    (i) employment agreements and severance agreements with individuals that are not physicians;

                    (ii)      all agreements with physicians;

                    (iii) collective bargaining agreements and other Contracts with any labor union;

                    (iv)      covenants not to compete or restrictive covenants;

                    (v) equipment leases treated as capital leases for financial accounting purposes;

                    (vi) leases relating to real property or interests in real property as to which Seller or any Subsidiary is lessee; or

                    (vii) joint ventures in the form of partnerships, limited liability companies, corporations in which Seller or any Subsidiary has at least a 20% equity interest.

          (b) Each Material Contract is in full force and effect and is the valid and binding obligation of Seller or such Subsidiary and, to the knowledge of Seller, of each other party thereto, except where a failure of the Material Contracts to be in full force and effect is not material, individually or in the aggregate, to the operation of any particular Hospital.

     2.5 Required Consents. Neither Seller nor any Subsidiary is a party to or bound by, nor are any of the Assets subject to, any mortgage, material Lien, deed of trust, or any material lease, agreement or instrument, or any material order, judgment or decree which
(a) requires the consent of another to the execution of this Agreement, (b) requires the consent of another to consummate the transactions contemplated by this Agreement, or (c) makes unduly burdensome the consummation of the transactions contemplated by this Agreement. For purposes of clause (b) immediately above, "material" leases as to which Seller or a Subsidiary is lessee shall include only those leases as to which Seller will deliver landlord estoppels as contemplated by Section 1.6.13 of this Agreement. The consummation of the transactions contemplated by this Agreement will not result in a breach of any term or provision of, or constitute (with or without notice or lapse of time or both) a default under, any material agreement or instrument to which Seller or any Subsidiary is a party, or which is binding on Seller or any Subsidiary, or to which the Assets are subject. The consummation of the transactions contemplated by this Agreement will not give any other party to any such material agreement or instrument a right to cancel or terminate the same, a right to modify or amend the terms thereof, or result in an acceleration of the maturity or performance of any obligation under any such material agreement or instrument. No such breach, default, cancellation, termination, modification or amendment or acceleration described in this Section 2.5 would prevent Seller or any Subsidiary from consummating the transactions contemplated by this Agreement, or would result in the creation of any lien, security interest, encumbrance, charge, loss or liability on any material assets of Seller or any Subsidiary, including without limitation the Assets.

     2.6 Compliance With Laws and Contracts.

          (a) Except as set forth in Schedule 2.6(a), with respect to the operation of the Hospitals, Seller and each Subsidiary has the lawful authority and all material state, federal, special or local governmental authorizations, licenses or permits in good standing required to conduct their respective businesses, and such businesses presently are being conducted in compliance with all applicable laws, statutes, ordinances, orders, rules, regulations, policies, guidelines, licenses, certificates, certificates of need, judgments or decrees of all judicial or governmental authorities (federal, state, local, foreign or otherwise), except where the failure to be in such compliance would not be material to the operation of any particular Hospital. Neither Seller nor any Subsidiary has, with respect to the operation of the Hospitals, been charged with or given notice of, and to the best knowledge of Seller, neither Seller nor any Subsidiary, with respect to the operation of the Hospitals, is under investigation with respect to, any violation of, or any obligation to take remedial action under, any applicable (i) material law, statute, ordinance, rule, regulation, policy or guideline promulgated, (ii) material license, certificate or certificate of need issued, or (iii) order, judgment or decree entered, by any federal, state, local or foreign court or governmental authority relating to any Hospital or the business of any particular Hospital.

          (b) Seller's and each Subsidiary's ownership and operation of the respective Hospitals and the Assets are and have been in compliance with all Environmental Laws (as defined in Section 2.6(c) below), except where the failure to be in such compliance would not be material to the operation of any particular Hospital. Each Subsidiary has obtained all licenses, permits and approvals necessary or required under all applicable Environmental Laws (the "Environmental Permits") for the ownership and operation of its respective Hospitals and the Assets. All such Environmental Permits are in effect and, to Seller's knowledge, no action to revoke or modify any of such Environmental Permits is pending. There is not now pending or, to

Seller's knowledge, threatened, any claim, investigation or enforcement action by any governmental authority (whether judicial, executive or administrative) concerning Seller's or any Subsidiary's potential liability under Environmental Laws in connection with the ownership or operation of the Hospitals or the Assets. To Seller's knowledge, there has not been a release or threatened release of any Hazardous Substance at, upon, in, under or from the Hospitals or the Assets at any time. At no time during each Subsidiary's ownership of its respective Real Property, and to Seller's knowledge at no time during others' ownership of the Real Property, have any Hazardous Substances been present on the Real Property except as may be utilized as a matter of course in hospital operations and in accordance with applicable Environmental Laws.

          (c) For the purposes of this Agreement, the term "Environmental Laws" shall mean all state, federal or local laws, ordinances, codes or regulations relating to Hazardous Substances or to the protection of the environment, including, without limitation, laws and regulations relating to the storage, treatment and disposal of medical and biological waste. For purposes of this Agreement, the term "Hazardous Substances" shall mean (i) any hazardous or toxic waste, substance, or material defined as such in (or for the purposes of) any Environmental Laws, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products, and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any Environmental Laws.

          (d) Seller and each Subsidiary have performed all material obligations relating to the Assets and the business of the Hospitals (including under all Material Contracts), and are not in breach or default, nor do any circumstances exist which with or without notice or lapse of time, or both, would result in breach or default, nor to Seller's knowledge, is there any claim of such breach or default with respect to any obligation to be performed, under any contract, lease, guaranty, indenture, loan agreement, document or other agreement or arrangement relating to the Assets or the business of the Hospitals, including the Leases and Contracts, which breach or default or its consequences might be material to the operation of any particular Hospital.

     2.7 Title; Sufficiency.

          (a) Each Subsidiary has good and marketable fee simple or leasehold title, as the case may be, to its respective Real Property. Each Subsidiary has good and valid title to its respective Personal Property, which individually or in the aggregate is material to the condition (financial or otherwise), operations or the business of any particular Hospital.

          (b) The Real Property and the Personal Property is held by each respective Subsidiary free and clear of all Liens, and is not, in the case of the Real Property, subject to any rights-of-way, building or use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever except, with respect to such properties, (i) liens for current real property taxes and assessments not yet due and payable, (ii) mechanics', carriers', workmen's, repairmen's and other statutory liens, rights of way, building or use restrictions, exceptions, easements, covenants, variances, reservations and other limitations of any kind, if any, which do not materially impair the ordinary business operations of any particular Hospital or for which, in respect of matters affecting title to the Real Property, title insurance coverage has been obtained, and (iii) other such encumbrances as are set forth in Schedule 2.7(b) (collectively, "Permitted

Liens"). None of the Real Property is subject to a pending, or to Seller's knowledge threatened, condemnation or similar proceeding. None of the Real Property is subject to any option, right of first refusal or other contractual right to sell, dispose of or lease such Real Property, except as set forth in
Schedule 2.7(b).

          (c) The Inventory with respect to each Hospital is, and at the Closing will be, maintained in such quality and quantities as is consistent with such Hospital's historical practices.

          (d) The Assets and the Excluded Assets comprise substantially all of the property, assets, licenses, rights and agreements used in the conduct of the businesses and operation of the Hospitals.

     2.8 Certain Representations With Respect to the Hospitals.

          (a) [INTENTIONALLY OMITTED]

          (b) The Hospitals are duly accredited by the Joint Commission on Accreditation of Healthcare Organizations ("JCAHO") for the periods set forth in
Schedule 2.8(b). With respect to each Hospital, Seller has previously delivered to Purchaser or will promptly deliver after the Effective Date, a true and complete copy of the most recent JCAHO accreditation survey report and deficiency list, if any; the most recent Statement and Deficiencies and Plan of Correction on Form HCFA-2567; the most recent state licensing report and list of deficiencies, if any; the most recent fire marshall's survey and deficiency list, if any, and the corresponding plans of correction or other responses.

          (c) The Hospitals are certified for participation in the Medicare, Medicaid and CHAMPUS programs, have current and valid provider contracts with each of such programs, are in substantial compliance with the conditions of participation of each of such programs and have received all approvals or qualifications necessary for capital reimbursement of the Assets. Neither Seller nor any of the Subsidiaries have received notices from the regulatory authorities which enforce the statutory or regulatory provisions in respect of any of the Medicare, Medicaid or CHAMPUS programs of any pending or threatened investigations with respect to the operation of the Hospitals. Neither Seller nor the Subsidiaries have been excluded from the Medicare, Medicaid or CHAMPUS programs or any state health care program, and there is no pending or, to Seller's knowledge, threatened exclusion action against Seller or the Subsidiaries.

          (d) Seller has delivered or will promptly deliver to Purchaser true and exact copies of (i) all cost reports which Seller or any of the Subsidiaries filed with Medicare and Medicaid for the last three (3) years, as well as all material correspondence and other material documents relating to any disputes and/or settlements with Medicare or Medicaid within the last three (3) years. Notices of Program Reimbursement have been issued by the applicable fiscal intermediary with respect to the cost reports of the Hospitals for Medicare, Medicaid (if required) and Blue Cross (if required) through the periods set forth in Schedule 2.8(d) (the "Audit Periods"). Each of such reports was timely filed. Neither Seller nor any Subsidiary has received notice of any material dispute between any Hospital and the applicable governmental agency or private entity, or their intermediaries or representatives, regarding such cost reports for periods subsequent to the periods specified in Schedule 2.8(d) and, to the knowledge of Seller, there are no pending or threatened material claims by any of such programs against any Hospital with respect to the Audit Periods or any period thereafter. To Seller's knowledge, none of Seller or the Subsidiaries is subject to any pending but unassessed Medicare or Medicaid claim payment adjustments, except to the extent Seller or the Subsidiaries have established adequate reserves for such adjustments.

          (e) With respect to the operation of the Hospitals, neither Seller nor any Subsidiary has any outstanding loan, grant or loan guarantee pursuant to the Hill-Burton Act (42 USC Section 291a, et seq.) and the transaction contemplated hereby will not result in any obligation on the part of the Purchaser or the Hospitals to repay any such loans, grants, or loan guarantee or provide uncompensated care in consideration thereof.

          (f) Seller has previously delivered to Purchaser, with respect to each Hospital, a copy of the blank forms generally used with respect to medical staff privilege and membership application or delineation or privilege; all current medical staff bylaws, rules and regulations and amendments thereto; and all written contracts with physicians, physicians groups, or other members of the medical staff of each Hospital.

          (g) Except as set forth in a writing delivered by Seller to Purchaser which specifically makes reference to this Section, there are no material pending or threatened disciplinary or corrective actions or appeals with respect to the medical or other staff members of any Hospital. Schedule 2.8(g) sets forth a complete and accurate list of (a) the name of each member of the medical staff of the Hospitals as of the Effective Date, and (b) the specialty, if any, of each medical staff member. Notwithstanding the foregoing provisions of this
Section 2.8(g), Seller shall not be required to disclose any information pursuant to this Section 2.8(g) where such disclosure is prohibited by state law.

     2.9 Brokers and Finders. Other than Merrill Lynch, neither Seller, any Subsidiary, nor any affiliate thereof, nor any officer or director thereof, has engaged any finder or broker in connection with the transactions contemplated hereunder.

     2.10 Financial Statements. The unaudited financial statements of each Subsidiary with respect to the operation of the Hospitals for the three years ended May 31, 1999 attached as Schedule 2.10, the Interim Balance Sheet and the Final Balance Sheet (collectively, the "Financial Statements") have been or will be prepared from the books and records of each Subsidiary. The balance sheets included in the Financial Statements fairly present, or will fairly present, the financial position of each Subsidiary with respect to the operation of the Hospitals as of the respective dates thereof and the other financial statements included therein present or will present fairly the results of operations for the periods indicated, in each case in conformity with generally accepted accounting principles consistently applied during such periods, except that the Financial Statements may not fully reflect federal, state and local income or franchise taxes.

     2.11 Legal Proceedings. There are no material claims, proceedings or investigations ("Litigation") pending or, to the best knowledge of Seller, threatened relating to or affecting Seller or any Subsidiary with respect to the operation of the Hospitals or any of the Assets before any court or governmental body (whether judicial, executive or administrative). Neither Seller nor any Subsidiary with respect to the operation of the Hospitals is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to it or its assets, including the Assets, which would be material to the operation of any particular Hospital. There is no claim, proceeding or investigation pending, or to the knowledge of Seller threatened, which challenges the validity of this Agreement or which, if adversely determined, could reasonably be expected to (i) adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement,
(ii) result in a material adverse effect on any of the Hospitals, or (iii) impair the ability of Purchaser to operate the Hospitals or the Assets after the Closing in substantially the same manner as they are presently conducted.

     2.12 Employee Benefits.

          (a) Schedule 2.12 contains a list of (i) each pension, profit sharing, bonus, deferred compensation, or other retirement plan or arrangement of Seller or any Subsidiary with respect to the operation of the Hospitals, whether oral or written, which constitutes an "employee pension benefit plan" as defined in
Section 3(2) of ERISA, (ii) each medical, health, disability, insurance or other plan or arrangement of Seller or any Subsidiary with respect to the operation of the Hospitals, whether oral or written, which constitutes an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, and (iii) each other employee benefit or perquisite provided by Seller or any Subsidiary (with respect to the operation of the Hospitals), in which any employee of Seller or any Subsidiary participates in his capacity as such (collectively, the "Seller Plans"). Copies of the summary plan descriptions and brochures with respect to the Seller Plans have previously been furnished to Purchaser.

          (b) Neither Seller nor any Subsidiary (with respect to the operation of the Hospitals) is a participant in any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA in which employees of Seller or any Subsidiary participate and no withdrawal liability has been incurred by or asserted against Seller or any Subsidiary or an ERISA Affiliate with respect to a multiemployer plan.

          (c) With respect to each Seller Plan, to Seller's knowledge, neither Seller nor any Subsidiary has any direct or indirect, actual or contingent liability, other than to make payments for contributions, premiums or benefits when due in the ordinary course, all of which payments that are due having been made. Neither the Hospitals nor any of the Assets are subject to any lien under ERISA or the Internal Revenue Code of 1986, as amended (the "Code").

          (d) No amounts payable under any contract, agreement or arrangement will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, alone or in connection with a related event, will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any employee of Seller or any Subsidiary from the Seller or any Subsidiary under any Seller Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Seller Plan or otherwise or
(iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

          (e) All of the Seller Plans have been administered in material compliance with ERISA and the applicable provisions of the Code. There are no "accumulated funding deficiencies" within the meaning of ERISA or the Code or any federal excise tax or other liability on account of any deficient fundings in respect of the Seller Plans. No reportable event(s) (within the meaning of ERISA) or prohibited transaction(s) (within the meaning of the Code), has occurred in respect of any of the Seller Plans that would result in any material liability to Seller or any Subsidiary. Other than claims for benefits, there are not pending or, to Seller's knowledge, threatened any claims relating to the Seller Plans by any employee of Seller or any Subsidiary with respect to the operation of the Hospitals, alleging a breach or breaches of fiduciary duties or violations of other applicable state or federal law which could result in liability on the part of Seller, any Subsidiary or any of the Seller Plans under ERISA or any other law that would have a material adverse effect on Seller or any Subsidiary. To Seller's knowledge, none of the Seller Plans discriminates in operation in favor of employees who are officers or who are highly compensated, except as permitted under the Code and ERISA. To Seller's knowledge, all material returns, reports, disclosure statements and premium payments required to be made under ERISA and the Code with respect to any of the Seller Plans have been timely filed or delivered. Except for routine random audits or submissions by Seller to the Voluntary Compliance Resolution Program, none of the Seller Plans have been audited or investigated by either the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation within the last five (5) years, and there are no outstanding issues with reference to any of the Seller Plans pending before such governmental agencies.

     2.13 Taxes and Tax Returns.

          (a) To Seller's knowledge, the Subsidiaries have duly filed all federal, state, foreign and local tax returns required to be filed by them (all of which are true and correct in all material respects) and have duly paid or made provision for the payment of all taxes (including any interest or penalties) which are due and payable, whether or not in connection with such returns. Seller and the Subsidiaries (with respect to the operation of the Hospitals) have withheld proper and accurate amounts from their employees' compensation, and made deposits of all such withholdings, in material compliance with all withholding and similar provisions of the Code and any and all other applicable laws.

          (b) Seller and the Subsidiaries (with respect to the operation of the Hospitals) have complied in all material respects with all Applicable Laws relating to withholding Taxes and have paid over to the proper governmental entities all amounts required to be so withheld and paid over under all Applicable Laws.

          (c) There are no Liens for Taxes upon the Assets, except for statutory Liens for current Taxes not yet due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings.

          (d) For purposes of this Agreement, "Tax" or "Taxes" shall mean (i) any tax of any kind, including, without limitation, all income, property, sales, use, occupation, payroll, transfer, estimated, franchise, excise, value added, employees' income withholding and social security taxes, and related to such taxes, charges, fees, levies, penalties or other assessments of any kind, together with any interest and penalties, addition to tax or additional amounts imposed by any taxing authority, whether disputed or not, imposed by the United States or by any foreign country, or by any state, municipality, subdivision or instrumentality of the United States or of any foreign country, or by any other taxing authority, and (ii) any interest thereon. For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or amendment or other document (including any related or supporting information) with respect to Taxes.

     2.14 Personnel.

          (a) Schedule 2.14 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued sick and vacation days, and period of service credited for vesting as of the date thereof of all full-time and part-time employees of Seller and the Subsidiaries with respect to the operation of the Hospitals and indicating whether such employee is a part-time or full-time employee.

          (b) Since May 31, 1998, there have been, and there are now, no labor union or collective bargaining agreements in effect with respect to the employees of Seller or the Subsidiaries with respect to the operation of the Hospitals. There is no unfair labor practice complaint against Seller or any of the Subsidiaries pending, or to the best knowledge of Seller threatened, before the National Labor Relations Board with respect to the operation of the Hospitals. Since May 31, 1998, there has been, and there is now, no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the best knowledge of Seller threatened by or involving the employees of Seller or the Subsidiaries with respect to the operation of the Hospitals.

          (c) There is no charge or complaint pending or, to the knowledge of Seller, threatened against Seller or the Subsidiaries relating to the Hospitals before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices.

     2.15 Insurance. Seller and the Subsidiaries maintain, and have maintained, without interruption, at all times during the Subsidiaries' respective ownership of the Hospitals, self-insurance or policies or binders of insurance covering such risks and events, including personal injury, property damage, malpractice and general liability, to provide adequate and sufficient insurance coverage for all the assets and operations of the Hospitals. Such insurance meets all requirements of Applicable Law and the Contracts. Schedule 2.15 contains a list of all such insurance maintained by Seller and the Subsidiaries with respect to the operation of the Hospitals as of the Effective Date.

     2.16 Solvency. Neither Seller nor any Subsidiary is insolvent and neither Seller nor any Subsidiary will be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (i) the fair salable value of Seller's and each Subsidiary's tangible assets is in excess of the total amount of its respective liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (ii) Seller and each Subsidiary is able to pay its respective debts or obligations in the ordinary course as they mature; and (iii) Seller and each Subsidiary has capital sufficient to carry on its respective businesses and all businesses which it is respectively about to engage.

     2.17 No Untrue or Inaccurate Representations or Warranties. The representations and warranties of Seller contained in this Agreement, and each exhibit, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, are accurate, correct and complete, and in the aggregate do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements and information contained therein not misleading. References in this Agreement to "knowledge of Seller", the "best knowledge of Seller", "known to Seller" or "upon Seller knowing" mean the actual knowledge of the CEOs, CFOs, COOs and DONs of each Hospital and of Seller, without independent investigation.

     2.18 Absence of Undisclosed Liabilities. Except for liabilities and obligations (i) set forth in Schedule 2.18 attached hereto, (ii) reflected on the audited balance sheet for the year ended May 31, 1999 included in the Financial Statements (the "1999 Balance Sheet") or (iii) incurred in the ordinary course of business since the date of the 1999 Balance Sheet, neither Seller nor any Subsidiary with respect to the operation of the Hospitals has any material liabilities or obligations of whatsoever nature, direct or indirect, whether accrued, fixed, contingent or otherwise.

     2.19 Y2K. Within five business days following the Effective Date, Seller shall deliver to Purchaser as Schedule 2.19 a list as of the Effective Date of compliance procedures (a) taken, (b) being taken and (c) to be taken by Seller to attempt to make or assure that the Assets are Y2K compliant. The procedures described on Schedule 2.19 are consistent with procedures applicable to all other hospitals operated by Seller. Seller shall update periodically and deliver to Purchaser updates to Schedule 2.19; provided that such updates shall not for any purpose be or be deemed to be a basis for indemnification of Purchaser by Seller. Seller's Y2K compliance process includes taking out of service Assets which Seller believes are not Y2K compliant by September 30, 1999. Seller does not represent that its Y2K compliance process will make any Asset used in its operations Y2K compliant.

     2.20 Capitalization of Beaumont Newco. As of the Closing Date, all of the shares of Beaumont Newco (the "Beaumont Shares") will have been duly authorized and validly issued, will have been fully paid and nonassessable, and will have been sold and delivered by Seller to Purchaser free of preemptive rights or rights of first refusal and in compliance with all applicable federal and state securities laws. There will be no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon Purchaser for the purchase or acquisition of any of the Beaumont Shares or any securities convertible or exchangeable for shares of Beaumont Newco capital stock. No agreements or understandings will exist with respect to the voting or sale of the Beaumont Shares. Seller will have and on the Closing Date Seller shall transfer to Purchaser, good and marketable title to the Beaumont Shares free and clear of all liens, pledges, security interest, rights of first refusal, options, restrictions (other than those imposed by federal or state securities laws), encumbrances and liabilities.

                                   ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Seller as to the following matters as of the Effective Date and, except as otherwise provided herein, shall be deemed to remake all of the following representations, warranties and covenants as of the Closing:

     3.1 Authorization. Purchaser has full power and authority to enter into this Agreement and has full power and authority to carry out the transactions contemplated hereby.

     3.2 Binding Agreement. All actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser prior to the Closing Date. No other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by Seller, this Agreement constitutes, or will constitute prior to Closing, a valid and binding obligation of Purchaser enforceable in accordance with its terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

     3.3 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

     3.4 No Violation. Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the material provisions hereof by Purchaser will (i) violate, conflict with or result in a breach of any material provision of the Articles of Organization, Operating Agreement or other organizational documents of Purchaser, (ii) violate any order, writ, injunction, ruling or material law of any court or governmental authority, United States or foreign, applicable to Purchaser, or cause the suspension or revocation of any governmental license or authorization applicable to or binding upon or affecting Purchaser, or (iii) except for the applicable requirements of the HSR Act, and as otherwise described on Schedule 3.4 attached hereto, require any material consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority.

     3.5 Brokers and Finders. Except as described on Schedule 3.5, neither Purchaser nor any controlled affiliate thereof nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

     3.6 Legal Proceedings. Except as described on Schedule 3.7, there are no claims, proceedings or investigations pending or, to the best knowledge of Purchaser, threatened relating to or affecting Purchaser or any controlled affiliate of Purchaser before any court or governmental body (whether judicial, executive or administrative) in which an adverse determination would materially adversely affect the properties, business condition (financial or otherwise) of Purchaser or any controlled affiliate of Purchaser. Neither Purchaser nor any controlled affiliate of Purchaser is subject to any judgment, order, decree or other governmental restriction specifically (as distinct from generically) applicable to Purchaser or any controlled affiliate of Purchaser which materially adversely affects the condition (financial or otherwise), operations or business of Purchaser or any controlled affiliate of Purchaser.

     3.7 Solvency. Purchaser is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term "solvency" means that: (i) the fair salable value of Purchaser's tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with generally accepted accounting principles, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (ii) Purchaser is able to pay its debts or obligations in the ordinary course as they mature; and (iii) Purchaser has capital sufficient to carry on its businesses and all businesses which it is about to engage.

     3.8 INTENTIONALLY OMITTED.

     3.9 INTENTIONALLY OMITTED.

     3.10 No Other Business or Operations. Purchaser is engaged in no business or operations at the time of execution of this Agreement, and immediately following the Closing will be engaged in no business or operations other than as is contemplated to be acquired pursuant to this Agreement or as disclosed to Seller prior to the Effective Date.

                                   ARTICLE 4

                               COVENANTS OF SELLER

     4.1 Access and Information; Inspections. From the Effective Date until Closing, Seller shall, and shall cause the Subsidiaries to, afford to the officers and agents of Purchaser (which shall include accountants, attorneys, bankers and other consultants and agents of Purchaser) full and complete access during normal business hours to and the right to inspect the plants, properties, books, accounts, records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals. From the Effective Date until Closing, Seller shall, and shall cause the Subsidiaries to, furnish Purchaser with such additional financial and operating data and other information in Seller's or any Subsidiary's possession as to businesses and properties of the Hospitals as Purchaser or its representatives may from time to time reasonably request, without regard to where such information may be located. Purchaser's right of access and inspection shall be exercised in such a manner as not to interfere unreasonably with the operations of the Hospitals. Such access may include consultations with the personnel of Seller or the Subsidiaries. Further, Purchaser may, at its sole cost and expense

(except as otherwise provided in Section 12.12), undertake environmental, mechanical and structural surveys of the Hospitals. Purchaser acknowledges that it shall coordinate its inspection activities contemplated by this Section 4.1 through David R. Mayeux or his designee.

     4.2 Preserve Accuracy of Representations and Warranties. Seller shall, and shall cause the Subsidiaries to, refrain from any action or inaction that would render any representation or warranty contained in Article 2 of this Agreement inaccurate as of the Closing Date.

     4.3 Conduct of Business. On and after the Effective Date and prior to the Closing, and except to the extent the prior written consent of Purchaser is obtained in accordance with the procedures set forth in Section 4.4 below or required by this Agreement, Seller shall, and shall cause each Subsidiary to, with respect to the operation of the Hospitals:

          (a) carry on its respective businesses with respect to the operation of the Hospitals in substantially the same manner as presently conducted and not make any material change in personnel, operations, finance, accounting policies, or real or personal property;

          (b) maintain each Hospital and all parts thereof and all other Assets in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

          (c) perform all of its material obligations under agreements relating to or affecting each Hospital, its respective operations or the Assets;

          (d) keep in full force and effect present insurance policies or other comparable self-insurance; and

          (e) use its reasonable efforts to maintain and preserve its respective business organizations intact, retain its respective present employees at each Hospital and maintain its respective relationships with physicians, suppliers, customers and others having business relationships with each Hospital and take such actions as are necessary and use its reasonable efforts to cause the smooth, efficient and successful transition of business operations and employee and other relations to the Purchaser as of Closing.

     4.4 Negative Covenants. From the Effective Date until Closing, with respect to the operation of the Hospitals, Seller shall not, and Seller shall cause each Subsidiary to not, without the prior written consent of Purchaser in accordance with the procedures set forth below or except as may be required by law:

          (a) amend or terminate any of the Contracts, enter into any new contract or commitment, or incur or agree to incur any liability, except in the ordinary course of business (which ordinary course of business shall include renewals of any Contract), and in no event with respect to any such contract, commitment or liability as to which the total to be paid in the future under the contract, commitment or liability exceeds $50,000;

          (b) increase compensation payable or to become payable or make any bonus payment to or otherwise enter into one or more bonus agreements with any employee, except in the ordinary course of business in accordance with Seller's and any Subsidiary's customary personnel policies;

          (c) create, assume or permit to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the Assets;

          (d) acquire (whether by purchase or lease) or sell, assign, lease, or otherwise transfer or dispose of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

          (e) except with respect to previously budgeted expenditures, purchase capital assets or incur costs in respect of construction in progress;

          (f) take any action outside the ordinary course of business; or

          (g) reduce Inventory except in the ordinary course of business.

For purposes of obtaining Purchaser's prior written consent under Sections 4.3 and 4.4 of this Agreement, Seller shall forward requests for such consent to Frank Coyle at Purchaser. Such requests shall be deemed approved by Purchaser if not specifically approved or denied by Purchaser with ten (10) business days of delivery.

     4.5 Required Approvals. Seller shall reasonably cooperate with Purchaser and its representatives and attorneys: (i) in obtaining all consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) or which Purchaser reasonably deems necessary or appropriate, and (ii) in the preparation of any document or other material which may be required by any governmental agency as a predicate to or result of the transactions contemplated herein; provided, however, that it shall be Purchaser's responsibility to obtain the certificates of need and licenses required to carry out the transactions contemplated by this Agreement. As soon as practicable after the Effective Date, Seller will make all governmental filings required to be made by it in order to consummate the transactions contemplated herein (including all filings under the Hart-Scott-Rodino Act, as more particularly described below).

     4.6 Additional Financial Information. Within thirty (30) calendar days following the end of each calendar month prior to Closing, Seller shall deliver to Purchaser complete copies of the unaudited balance sheet and related unaudited statements of income relating to each Subsidiary with respect to the operation of the Hospitals for each month then ended, together with a year-to-date compilation and the notes, if any, related thereto, which presentation shall be consistent with the provisions of Section 2.10 which are applicable to the Financial Statements.

     4.7 No-Shop.

          (a) From and after the Effective Date until the earlier of the Closing or the termination of this Agreement, Seller shall not, and shall cause the Subsidiaries to not, without the prior written consent of Purchaser: (i) offer for sale or lease the assets of the Hospitals or the Assets (or any material portion thereof) or of any stock or other securities or other interest owned by Seller or its affiliates in any Subsidiary; (ii) solicit offers to buy all or any material portion of any of the Hospitals or the Assets, or any stock or other securities or other interest owned by Seller or its affiliates in any Subsidiary; (iii) hold discussions with any party (other than Purchaser) looking toward such an offer or solicitation or looking toward a merger or consolidation of any Subsidiary; or (iv) enter into any agreement with any party (other than Purchaser) with respect to the sale or other disposition of any of the Hospitals or the Assets or of any stock or other securities or other interest owned by Seller or its affiliates in any Subsidiary, or with respect to any merger, consolidation, or similar transaction involving any Subsidiary. Seller shall promptly advise Purchaser of any inquiry, proposal, solicitation or communication of any kind relating to, or contemplating any of the foregoing. Notwithstanding the foregoing, this Section 4.7 shall not be construed to prohibit Seller from engaging in discussions regarding corporate transactions involving its or its affiliates' stock or securities, including macro-level mergers, reorganizations or other transactions, so long as the terms thereof do not contemplate the sale or lease or other disposition of the Hospitals or the Assets or otherwise impair the ability of Seller or any of the Subsidiaries to consummate the transactions contemplated herein.

          (b) Any reference in this Agreement to an "affiliate" shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person; provided, however, an "affiliate" shall not include the stockholders of Seller or any officer or director of any Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A "Person" shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

     4.8 Seller's Efforts to Close; Audited Financial Statements.

          (a) Seller shall use its reasonable commercial efforts to promptly satisfy all of the conditions precedent set forth in Articles 6 and 7 to its or Purchaser's obligations under this Agreement to the extent that Seller's action or inaction can control or influence the satisfaction of such conditions.

          (b) As soon as reasonably practicable after the Effective Date, Seller shall provide Purchaser with audited combined financial statements of the Hospitals, which combined financial statements will include combined balance sheets for the years ended May 31, 1999 and 1998, and combined statements of operations, shareholder's equity and cash flows for each of the years in the three year period ended May 31, 1999. The balance sheets included in such financial statements will fairly present the financial position of each Subsidiary with respect to the operation of the Hospitals as of the respective dates thereof and the other financial statements included therein will present fairly the results of operations for the periods indicated, in each case in conformity with GAAP consistently applied. Such financial statements shall meet the requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended, and shall be accompanied by the unqualified opinion of KPMG Peat Marwick.

          (c) Seller shall reasonably cooperate in Purchaser's efforts to obtain financing and fund the Cash Purchase Price, and otherwise to consummate the transaction contemplated by this Agreement. Notwithstanding the foregoing, Purchaser shall indemnify, defend, and hold

Seller harmless from all costs, damages, expenses or losses incurred by Seller as a result of being named in any securities litigation involving Purchaser and the financing contemplated by this Agreement, other than to the extent arising out of any gross negligence, willful misconduct of Seller or its employees, or false or intentionally misleading statements of Seller or its employees.

     4.9 Title Matters. No less than twenty (20) days prior to the Closing Date, Seller shall deliver to Purchaser (a) a preliminary binder or title commitment(s) (the "Title Commitment") sufficient for the issuance of an A.L.T.A. Extended Coverage Owner's Title Insurance Policy with respect to the Owned Real Property and an A.L.T.A. Extended Coverage Leasehold Title Policy with respect to that Leased Real Property as to which a ground lease is at issue (the "Title Policy"), issued by Chicago Title Insurance Company (the "Title Company"), together with true, correct and legible copies of all instruments referred to therein as conditions or exceptions to title (the "Title Instruments") and (b) A.L.T.A. surveys of the Owned Real Property complying with the Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys for the Owned Real Property (the "Surveys"). Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Title Commitment, the Title Policy and the Surveys.

     4.10 Termination of Hospitals' Employees. Effective on the Transition Date, the Hospitals' Employees (other than the Retained Management Employees) shall cease to be employees of Seller and Seller's affiliates including the Subsidiaries, and shall be removed from such entities' respective payrolls. Seller shall, and shall cause the Subsidiaries to, terminate effective as of the Transition Date the active participation of all of the Hospitals' Employees (other than the Retained Management Employees) in all of the Seller Plans, and shall cause each Seller Plan to comply with all applicable laws. After the Transition Date, Seller shall, and shall cause the Subsidiaries to, timely make or cause to be made by their affiliates appropriate distributions to, or for the benefit of, all of the Hospitals' Employees (other than the Retained Management Employees) prior to the Transition Date in respect of the Seller Plans which are in force and effect with respect to the Hospitals' Employees (other than the Retained Management Employees) at the Hospitals immediately prior to the Transition Date in accordance with ERISA, the Code and the terms and conditions of the Seller Plans; provided, however, no such distribution shall be required to the extent it is among the Assumed Obligations.

     4.11 Termination Cost Reports. Seller shall, and shall cause the Subsidiaries to, file all Medicare, Medicaid, CHAMPUS, Blue Cross and any other termination cost reports required to be filed as a result of the consummation of
(a) the transfer of the Assets to Purchaser and (b) the transactions contemplated by this Agreement. All such termination cost reports shall be filed by Seller or the applicable Subsidiary in a manner that is consistent with current laws, rules and regulations.

     4.12 Hart-Scott-Rodino Act Filings. Seller will (a) take promptly all actions necessary to make the filings required of Seller or its affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Seller or its affiliates from the Federal Trade Commission (the "FTC") or Antitrust Division of the Department of Justice (the "DOJ") pursuant to the HSR Act, and (c) cooperate with Purchaser in connection with Purchaser's filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this

Agreement commenced by either the FTC or the DOJ. Except as provided by Section 12.12, all fees and expenses of Seller incurred in connection with Seller's filing under the HSR Act shall be borne by Seller.

     4.13 Environmental Survey. Seller shall promptly obtain from an environmental consulting firm (the "Consultant") a written environmental survey of the Owned Real Property (the "Environmental Survey") and shall deliver the Environmental Survey to Purchaser, which survey shall be identified on Exhibit
4.13 hereto. Section 12.12 shall govern which party or parties hereto shall bear the costs and expenses of the Environmental Survey.

     4.14 Noncompetition. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, neither Seller, any Subsidiary, nor any of their affiliates, nor any of their successors, shall, for a period of three (3) years following the Closing Date, without the prior written consent of Purchaser, directly or indirectly, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, or serve as a consultant or lender to, any Competing Business within the Seller Business Service Area. For purposes of this Agreement, the term "Competing Business" means the business of owning and operating general acute care hospitals, and the term "Seller Business Service Area" means the area within a twenty-five (25) mile radius of any Hospital. Notwithstanding the foregoing, the following shall be excluded from the foregoing provisions of this Section 4.14: (a) the general acute care hospital activities of Seller and its affiliates as of the Closing Date (other than the activities of the Hospitals) and (b) Seller's or any affiliate of Seller's acquisition and operation of a general acute care hospital within the Seller Business Service Area after the Closing Date so long as such hospital was acquired in a transaction in which the amount of consideration allocated to such hospital is less than twenty percent (20%) of the total consideration necessary to consummate such transaction. Seller shall not actively solicit any individual Purchaser employee to remain or become an employee of Seller between the Closing Date and the one year anniversary of the Closing Date; provided, however, that at any time Seller may make a general solicitation not directed specifically at Purchaser employees to recruit employees through any means and shall have the right to hire Purchaser employees who respond to such permitted solicitation efforts or seek such employment unsolicited by Seller. For a period of one year after the Closing Date, Purchaser shall not actively solicit any individual employee of Seller or affiliates thereof who had been a member of the senior management (i.e., the "A Team") at a Hospital prior to the Effective Date, but was not employed by Tenet at a Hospital as of the Effective Date. Seller shall not, and shall use its reasonable commercial efforts to cause its directors, officers, employees and agents to not, use for any purpose any confidential information which specifically relates to any of the Hospitals. Seller shall cause each of its affiliates, and any successors to its affiliates, to comply with the obligations imposed by this Section 4.14. In the event that the provisions contained in this Section 4.14 shall ever be deemed to exceed the time or geographic limits or any other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum extent permitted by applicable law.

     4.15 Enforceability. Seller hereby acknowledges that the covenant contained in Section 4.14 above is a condition precedent to Purchaser's entering into this Agreement, and that such restrictions are reasonable and necessary to protect the legitimate interests of Purchaser following the Closing. Seller also hereby acknowledges that any violation of Section 4.14 would result in irreparable injury to Purchaser and the remedy at law for any breach of Section 4.14 would be inadequate. Seller specifically acknowledges and agrees that Purchaser shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach and further agrees to pay the reasonable fees and expenses, including attorneys' fees, incurred by Purchaser in enforcing the restrictions contained in Section 4.14.

     4.16 [INTENTIONALLY OMITTED]

     4.17 Sale of Odessa Regional Hospital

          (a) Purchaser and Seller agree and acknowledge that the sale of the Assets to Purchaser hereunder, and the sale of Odessa Regional Hospital and certain assets related thereto (collectively, the "Odessa Assets") by Odessa Hospital Ltd., a Texas limited partnership (the "Odessa Partnership"), to Purchaser pursuant to an asset sale agreement, as described below (the "Odessa Asset Sale Agreement"), are part of the overall transaction between Seller and Purchaser that is the subject of this Agreement. The Odessa Assets are owned by the Odessa Partnership; Seller or a Subsidiary owns seventy-eight percent (78%) of the ownership interest in the Odessa Partnership as general partner. The limited partners in the Odessa Partnership have a right of first refusal (the "Odessa Right of First Refusal") with respect to any sale of substantially all of the assets of the Odessa Partnership; the Odessa Right of First Refusal will be triggered by the proposed sale of the Odessa Assets to Purchaser.

          (b) As required by the terms and conditions of the Odessa Right of First Refusal, Seller intends to present the transaction contemplated by this Agreement to the Odessa Partnership limited partners. If the Odessa Partnership limited partners exercise the Odessa Right of First Refusal, Seller will convey the Odessa Assets to the limited partners.

          (c) In the event the limited partners of the Odessa Partnership do not exercise the Odessa Right of First Refusal, Seller shall cause the Odessa Partnership to convey the Odessa Assets to Purchaser pursuant to the Odessa Asset Sale Agreement which will be attached as Exhibit 4.17 hereto. At the request of Purchaser, Seller shall explore alternative structures for effecting the sale of the Odessa Assets including but not limited to through a sale of Seller's general partner interest in the Odessa Partnership to Purchaser; provided, however, that Seller shall not be required to restructure the acquisition of the Odessa Assets unless Seller determines, in its reasonable discretion, that such alternative transaction structure would have no adverse consequences to Seller.

          (d) Within five (5) business days following execution of this Agreement the parties shall in good faith negotiate, draft and enter into the Odessa Asset Sale Agreement. The Odessa Sale Agreement shall be substantially in the form of this Agreement, except: (i) the purchase price for the Odessa Assets shall be Forty-Two Million Dollars ($42,000,000) plus or minus a net working capital adjustment; (ii) the parties acknowledge that such sale and purchase is subject to the Odessa Right of First Refusal held by the limited partners of the Odessa Partnership, which right be waived or not exercised; (iii) Purchaser's right to terminate the Odessa Sale Agreement for a material breach of representations and warranties made by Seller shall be considered together with all representations and warranties of Seller under this

Agreement taken as a whole to determine materiality; and (iv) a condition to closing the Odessa Sale Agreement shall be the concurrent completion of the Closing hereunder.

     4.18 Y2K Compliance Program. Seller shall continue to implement its Y2K compliance program with respect to the Hospitals through January 1, 2000, and beyond that date, consistent with implementation of such program for all of Seller's (and its subsidiaries') hospitals. As part of Seller's continuing implementation of such program, Seller shall:

          (a) provide Purchaser reasonable access to and copies of all data regarding Seller's Y2K compliance program being implemented at the Hospitals;

          (b) continue to provide a corporate level coordinator and help desk assistance in the same manner as is provided to all of Seller's (and its subsidiaries') hospitals; and

          (c) shall provide all such services without charge to Purchaser, except for out of pocket costs for site visits.

     4.19 Supplements to Disclosure Schedule. Seller shall have the continuing obligation to promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the Effective Date, would have been required to have been set forth or described in the Disclosure Schedule. No supplement or amendment of the Disclosure Schedule after the Effective Date with respect to the events or circumstances existing before the Effective Date or resulting from the transactions contemplated hereby shall be deemed to have been disclosed as of the date of this Agreement unless Purchaser specifically agrees thereto in writing. Notwithstanding the foregoing, the parties agree that Seller shall have the right to attach Schedule 2.14(c) and Schedule 2.19 within five (5) business days of the Effective Date, and
Schedule 7.10 within ten (10) business days of the Effective Date. Supplements or amendments of the Disclosure Schedule with respect to events or circumstances occurring after the Effective Date shall, for purposes of this Agreement and the agreements contemplated (other than for the purpose of determining whether the conditions set forth in Article 7 are satisfied), be deemed to have been disclosed as of the date of this Agreement.

     4.20 Mesa Lease Adjustment. The parties acknowledge that Seller is currently renegotiating the current lease between Sierra Equities, Inc. and Seller with respect to Mesa General Hospital (the "Mesa Lease") and the amount of the lease payments required to be made thereunder. In connection therewith and until the Mesa Lease is amended by the parties thereto to provide for a revised lease payment, beginning on the Closing Date, Seller shall reimburse Purchaser, on or before the fifth (5th) business day of each calendar month, for the amount that is required to be paid by Purchaser as monthly "Fixed Rent" pursuant to the Mesa Lease that is in excess of $118,668 (the aggregate of all such payments being referred to herein as the "Excess Amount"). (The parties shall pro rate Seller's obligation to pay such amount to reflect any partial months.) Within ten (10) business days following the amendment of the Mesa Lease by the parties thereto to provide for a revised lease payment (or a judgment or settlement in litigation, or otherwise with the same effect), Seller shall pay to Purchaser an amount, in cash, equal to (a) the product of (i) eight (8) and
(ii) the difference between (A) the annual rental payment required to be made pursuant to the Mesa Lease, as amended to reflect the revised lease payment, and (B) $1,424,016, less (b) the Excess Amount.

                                   ARTICLE 5

                             COVENANTS OF PURCHASER

     5.1 Purchaser's Efforts to Close. Purchaser shall use its reasonable commercial efforts to satisfy all of the conditions precedent set forth in Articles 6 and 7 to Purchaser's or Seller's obligations under this Agreement to the extent that Purchaser's action or inaction can control or influence the satisfaction of such conditions.

     5.2 Required Approvals. Purchaser (a) shall use its reasonable best efforts to secure, as promptly as practicable, before the Closing Date, all consents, approvals, authorizations, clearances, certificates of need and licenses required to carry out the transactions contemplated by this Agreement (including, without limitation, those of governmental and regulatory authorities) and to cause all of its covenants and agreements to be performed, satisfied and fulfilled; and (b) will provide such other information and communications to governmental and regulatory authorities as Seller or such authorities may reasonably request.

     5.3 Certain Employee Matters.

          (a) During the period (the "Transition Period") commencing at the Effective Time and ending immediately prior to January 1, 2000 or such earlier date as determined by Purchaser (such date being the "Transition Date"), each Hospital Employee (as defined in paragraph (b) of this Section 5.3) shall remain an employee of its employer as of the Effective Time (whether such employer is Seller, one of the Subsidiaries or an affiliate of Seller), subject to normal personnel actions occurring in the ordinary course of business. During the Transition Period, or until such earlier time as any such Hospital Employee ceases to be an employee of such employer, each such Hospital Employee shall be leased by Purchaser from Seller or the employing Subsidiary or affiliate, on substantially the terms and conditions as are set forth in the form of Employee Leasing Agreement attached as Exhibit 1.6.11 hereto. During the Transition Period, each leased Hospital Employee shall continue to participate in all Seller Plans on the same basis as in effect immediately prior to the Effective Time, subject to the terms of the Employee Leasing Agreement.

          (b) Purchaser covenants and agrees that it shall make offers of employment effective as of the Transition Date (in substantially equivalent positions) to all of the persons who are employees of (i) the Subsidiaries with respect to the operation of the Hospitals or (ii) any affiliate of Seller which employs individuals at any of the Hospitals (whether such employees are full time employees, part-time employees, on short-term or long-term disability or on leave of absence pursuant to Seller's policies, or the Family and Medical Leave Act of 1993 or other similar local law (such laws being collectively referred to herein as the "FMLA") immediately prior to the Transition Date (the "Hospitals' Employees"), provided, however, that no Hospital Employee who is on any disability or leave of absence on the Transition Date other than Hospital Employees on leave of absence to the extent required pursuant to the FMLA shall become a Hired Employee unless and until such Hospital Employee reports back to work in accordance with Seller's practices at such time. Notwithstanding the foregoing, Purchaser acknowledges that Seller has the right, but is not required, to retain any management-level Hospital Employee who does not accept Purchaser's employment offer made under this Section 5.3(a), which individuals will remain employed by Seller or its applicable affiliate as of Transition Date (the "Retained Management Employees"); provided, however, that beginning on the Effective Date, Seller shall not solicit management level Hospital Employees or otherwise interfere with Purchaser's attempt to employ same until the fifteenth
(15th) day following the Transition Date. Any of the Hospitals' Employees who accept an offer of employment with Purchaser as of or after the Transition Date shall be referred to herein as the "Hired Employees." Purchaser covenants and agrees that it shall continue to employ in comparable positions the Hired Employees for a period of no less than ninety (90) calendar days following the Closing Date, unless Purchaser sooner terminates the employment of any Hired Employee for cause or any Hired Employee voluntarily resigns or retires. Purchaser shall ensure that the terms and conditions of employment (including level of compensation and benefits, including without limitation health insurance plans containing a waiver of pre-existing conditions clause) for a period of one year following the Closing Date for each of the Hired Employees are no less favorable in the aggregate than those provided the Hospitals' Employees as of the Effective Date.

          (c) Purchaser shall give all Hired Employees full credit for accumulated sick pay and for all of the accrued vacation and holiday pay of such employees, either by (i) crediting such employees the accrued time off reflected in the employment records of Seller as of day immediately prior to the Transition Date or (ii) by making full payments to such employees of the amounts which such employees would have received had they taken their accrued or accumulated holiday or vacation time, provided, however, that no payment to such employees shall be required with respect to accumulated sick time except to the extent required by Seller's policies with respect to accumulated sick time. Immediately following the Transition Date and as a result of the transactions completed by this agreement, Purchaser shall assume liability and obligation to make COBRA benefits available to former employees (and their dependants) who are employed by Purchaser. Subject to reimbursement by Purchaser pursuant to the Employee Leasing Agreement, Seller shall be responsible for any claims incurred (whether or not reported) prior to the Transition Date by any Hospital Employee under medical and health plans of Seller, its Subsidiaries and affiliates.

          (d) On the Transition Date, Purchaser shall sponsor an employee health benefit plan for the benefit of all Hired Employees with terms and conditions that are no less favorable in the aggregate than the benefit plans enjoyed by the Hired Employees immediately prior to Closing, and shall allow all Hired Employees to participate therein immediately upon its adoption, with no waiting period and no limitation on coverage for preexisting conditions. On and after the Transition Date, Purchaser shall provide COBRA coverage under its own group health plan referenced above to all Hospital Employees or dependents whose qualifying event occurred after Closing and shall indemnify and hold Seller harmless from any cost or liabilities with respect to same.

          (e) Within two (2) years after Closing, Purchaser's Plan shall (i) be amended to provide for a plan-to-plan transfer from Seller's (or its affiliate's) plan with respect to the Hired Employees (other than the Retained Management Employees) that is qualified under Section 401(a) and 401(k) of the Code, (ii) accept a transfer of assets (both vested and unvested) from the above plan, (iii) file any required returns relating to the transfer with the Internal Revenue Service, and (iv) be amended to provide protected withdrawal and distribution rights relating to the transferred assets in accordance with
Section 411(d)(6) of the Code. For purposes of this Agreement, "Purchaser's Plan" shall mean a retirement plan qualified under Section 401(a) of the Code that is sponsored by Purchaser or one of its controlled group or affiliated service group members, as defined in Section 414 of the Code.

          (f) Any applicable employee of Seller or any Subsidiary with respect to the operation of the Hospitals who is identified as a current or former participant (and any eligible dependent thereof) of the Seller Plans who is eligible to receive continuation coverage (within the meaning of Section 4980B of the Code and Part 6 of Subtitle B of Title 1 of ERISA) will remain covered through Seller's and its affiliates' COBRA provider. Immediately following the Transition Date and as a result of the transactions contemplated by this Agreement, Seller, its affiliates and the Subsidiaries shall not offer COBRA benefits with respect to any of the Seller Plans to Hired Employees (and their dependents) as of the date such Hired Employees become eligible for Purchaser's medical and dental plans. Seller, its affiliates and the Subsidiaries will thereby be released of COBRA responsibility and liability for such employees.

          (g) After the Transition Date, Purchaser or Purchaser's representative will give reasonable assistance to Seller's (and its affiliates') human resources department with respect to Seller's, Seller's affiliates' and the Subsidiaries' post-Closing administration of Seller's, Seller's affiliates' and the Subsidiaries' pre-Closing employee pension benefit plans and employee health or welfare benefit plans for the Hospitals' Employees (other than the Retained Management Employees).

     5.4 Use of Business Names. Purchaser covenants that it and its affiliates shall not use in their respective trades or businesses the names "Tenet Healthcare Corporation", "Tenet", "Tenet HealthSystem", "OrNda HealthCorp", and any other names or symbols not used primarily at any of the Hospitals on or prior to Closing, any abbreviations or variations thereof or service marks, symbols or logos related thereto, nor any promotional material, stationery, supplies or other items of inventory bearing either such names, symbols or abbreviations or variations thereof.

     5.5 Excluded Assets. As soon as practicable after the Closing, Purchaser shall deliver to Seller or Seller's designee any Excluded Assets found at any of the Hospitals after the Closing Date, without imposing any charge on Seller for Purchaser's storage or holding of same after the Closing Date.

     5.6 Confidentiality. From the Effective Date until the Closing Date, Purchaser shall, and shall cause its employees, representatives and agents to, hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of Purchaser's counsel, by other requirements of law, all Confidential Information (as hereinafter defined), and Purchaser shall not disclose the Confidential Information to any person, except as otherwise may be reasonably necessary to carry out the transactions contemplated by this Agreement, including any business or diligence review by or on behalf of Purchaser. For the purposes hereof, "Confidential Information" shall mean all information of any kind concerning Seller, any Subsidiary or the business of the Hospitals, in connection with the transactions contemplated by this Agreement except information (i) ascertainable or obtained from public or published information, (ii) received from a third party not known by Purchaser to be under an obligation to Seller or any Subsidiary to keep such information confidential, (iii) which is or becomes known to the public (other than through a breach of this Agreement), or (iv) which was in Purchaser's possession prior to disclosure thereof to Purchaser in connection herewith. The rights of Seller under this Section 5.6 shall be in addition and not in substitution for the rights of Seller under that certain Confidentiality Agreement between Seller and Purchaser, dated February 18, 1999 (the "Confidentiality Agreement"), which Confidentiality Agreement shall survive Closing.

     5.7 Enforceability. Purchaser hereby acknowledges that the covenant contained in Section 5.6 above is a condition precedent to Seller's entering into this Agreement, and that such restrictions are reasonable and necessary to protect the legitimate interests of Seller following the Closing. Purchaser also hereby acknowledges that any violation of Section 5.6 would result in irreparable injury to Seller and the remedy at law for any breach of Section 5.6 would be inadequate. Purchaser specifically acknowledges and agrees that Seller shall be entitled to an equitable accounting of all earnings, profits and other benefits arising from such breach and further agrees to pay the reasonable fees and expenses, including attorneys' fees, incurred by Seller in enforcing the restrictions contained in Section 5.6.

     5.8 Hart-Scott-Rodino Act Filings. Purchaser shall (a) take promptly all actions necessary to make the filings required of Purchaser or its affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Purchaser or its affiliates from the FTC or the DOJ pursuant to the HSR Act, and (c) cooperate with Seller in connection with Seller's or its affiliates' filings under the HSR Act and in connection with resolving any investigation or other regulatory inquiry concerning the transactions contemplated by this Agreement commenced by either the FTC or the DOJ.

     5.9 Group Purchasing Contract. Following the Closing, Purchaser shall cause the Hospitals to participate in specified national purchasing contracts of Seller and its affiliates. Seller agrees that it will make available to Purchaser the opportunity for other health care facilities owned or operated by Purchaser or its affiliates to participate in such contracts. At Closing, Purchaser shall execute a "Group Purchasing Contract" substantially in the form of Exhibit 5.9 for such purpose; provided, however, that the assignment provision and monthly information provision thereof remain subject to the mutual reasonable agreement of both parties. The Group Purchasing Contract to be executed by the parties shall provide, among other things, that either party thereto may terminate such Contract without cause on sixty (60) days prior written notice. Included as part of Exhibit 5.9 is a list of all of the national purchasing contracts of Seller and its affiliates in effect as of the Effective Date which do not preclude participation by persons or entities which are not affiliates of Seller.

     5.10 Acknowledgement Regarding Year 2000 Compliance. Subject to the accuracy of the representation and warranties set forth in Section 2.19 and Seller's compliance with its obligations under Section 4.18 of this Agreement, Purchaser acknowledges that Purchaser assumes all liability with respect to Year 2000 compliance relating to the Assets. As used herein, the term "Year 2000 compliance" includes the ability to perform any of the following functions: (i) to consistently handle date information before, at and after January 1, 2000, including accepting date input, providing date output, and performing calculations on dates or portions of dates; (ii) to function accurately without interruption (or disruption of other software or systems) before, at and after January 1, 2000, without any change in operations associated with the advent of the new century; (iii) to respond to two-digit date input in a way that resolves any ambiguity as to century; and
(iv) to store and provide output of date information in ways that are unambiguous as to century.

     5.11 Waiver of Bulk Sales Law Compliance. Purchaser hereby waives compliance by Seller and the Subsidiaries with the requirements, if any, of
Article 6 of the Uniform Commercial Code as in force in any state in which the Assets are located and all other similar laws applicable to bulk sales and transfers.

     5.12 Beaumont Assets. Notwithstanding Section 1.9 of this Agreement, Purchaser acknowledges that Seller has the right to effect the assignment, transfer and conveyance of the Acute Care Hospitals known as Park Place Medical Center and Mid-Jefferson Hospital, and certain Assets related thereto (collectively, the "Beaumont Assets"), to Purchaser in accordance with this
Section 5.12. The parties intend that Seller shall transfer the Beaumont Assets to Purchaser by contributing such Assets to a newly-formed wholly-owned Subsidiary ("Beaumont Newco"), and then selling all issued and outstanding stock of Beaumont Newco to Purchaser, pursuant to the terms of this Agreement. At the request of Purchaser, Seller shall explore alternative structures for effecting the sale of the Beaumont Assets including but not limited to through a contribution of the Beaumont Assets into corporations that are themselves partners in a newly-formed limited partnership; provided, however, that Seller shall not be required to restructure the acquisition of the Beaumont Assets unless Seller determines, in its reasonable discretion, that such alternative transaction structure would have no adverse consequences to Seller.

     5.13 Preserve Accuracy of Representations and Warranties. Purchaser shall refrain from any action or inaction that would render any representation or warranty contained in Article 3 inaccurate as of the Closing Date.

                                   ARTICLE 6

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

     Seller's and the Subsidiaries' obligation to sell the Assets and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, as to the Assets taken as a whole on or prior to the Closing Date unless specifically waived in writing by Seller in whole or in part at or prior to the Closing:

     6.1 Warranties True and Correct. The representations and warranties made by Purchaser and set forth in this Agreement and in the exhibits and schedules attached hereto shall be true and correct in all material respects, as to the Assets taken as a whole, when made and as of the Closing Date.

     6.2 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to the provisions of this Agreement.

     6.3 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

     6.4 Performance of Covenants. Purchaser shall have in all respects performed or complied with each and all of the obligations, covenants, agreements and conditions required to be performed or complied with by it on or prior to Closing.

     6.5 Opinion of Counsel for Purchaser. Seller shall have received the favorable opinion of Purchaser's counsel, dated the Closing Date, in substantially the form set forth in Exhibit 6.5 attached to this Agreement.

     6.6 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

     6.7 Consents, Approvals and Authorizations. The parties shall have obtained all material consents, licenses, approvals, permits, certificates of need, waivers and authorizations from governmental agencies or bodies and third parties that are necessary or required for completion of the transactions contemplated by this Agreement.

     6.8 Exhibits and Schedules.

          (a) The provisions of the exhibits and schedules that were not attached to this Agreement at the Effective Date, or such later date as is expressly contemplated by this Agreement, shall not be material as to the Assets taken as a whole.

          (b) To the extent the provisions of the exhibits and schedules attached to this Agreement as of the Effective Date (or were deemed to be attached to this Agreement as of the Effective Date pursuant to Section 4.19 of this Agreement) were updated after the Effective Date (or the date on which schedules and exhibits addressed by Section 4.19 were agreed upon by the parties), such updates shall not be material as to the Assets taken as a whole.

     6.9 Odessa Closing. In the event the Odessa Right of First Refusal shall have been waived or expired unexercised, the parties hereto shall have effected the sale and purchase contemplated by the Odessa Asset Sale Agreement.

                                   ARTICLE 7

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

     Purchaser's obligation to purchase the Assets and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions as to the Assets and operations of the Hospitals taken as a whole on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

     7.1 Warranties True. Each of the representations and warranties made by Seller and set forth in this Agreement and in the Disclosure Schedule, exhibits and schedules attached hereto shall be true and correct in all material respects, as to the Assets taken as a whole, when made and as of the Closing Date.

     7.2 Consents, Approvals and Authorizations. The parties shall have obtained all material consents, licenses, approvals, permits, certificates of need, waivers and authorizations from governmental agencies or bodies and third parties that are necessary or required for completion of the transactions contemplated by this Agreement or the operation of the business of the Acute Care Hospitals; provided, however that the landlord consents contemplated to be obtained by Section 1.6.13 hereof shall be deemed the "material" landlord consents for this purpose.

     7.3 Signing and Delivery of Instruments. Seller and the Subsidiaries shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

     7.4 Performance of Covenants. Seller and the Subsidiaries shall have in all material respects performed or complied with the material obligations, covenants, agreements and conditions required to be performed or complied with by Seller and the Subsidiaries on or prior to Closing.

     7.5 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement, or materially and adversely impair Purchaser's rights to own or operate the Acute Care Hospitals, after the Closing Date.

     7.6 Hart-Scott-Rodino Filings. All filings required to be made and notices required to be given pursuant to the HSR Act shall have been made, all approvals or consents required thereby shall have been obtained and the waiting periods required thereby, if any, shall have expired or terminated.

     7.7 Governmental Concurrences. Purchaser shall have obtained assurances from all of the necessary governmental authorities, in form and substance reasonably satisfactory to Purchaser, that Purchaser will be granted all material governmental approvals, licenses, clearances, certifications and/or provider numbers necessary or appropriate for the continued, uninterrupted operation of the Acute Care Hospitals following the Closing. Purchaser shall have received approvals, consents or commitments from Medicare, Medicaid, and the fiscal intermediary with respect to each Acute Care Hospital, to the extent any such approvals, consents or commitments are reasonably needed, for Purchaser's continued participation in each program and providing satisfactory assurances that there shall be no material interruptions in program payments.

     7.8 Opinion of Counsel. Purchaser shall have received the favorable opinion of Seller's in-house counsel dated the Closing Date, in substantially the form attached hereto as Exhibit 7.8.

     7.9 Exhibits and Schedules.

          (a) The provisions of the exhibits and schedules that were not attached to this Agreement at the Effective Date, or such later date as is expressly contemplated by this Agreement, shall not be material as to the Assets taken as a whole.

          (b) To the extent the provisions of the Disclosure Schedule and the exhibits and schedules attached to this Agreement as of the Effective Date (or were deemed to be attached to this Agreement as of the Effective Date pursuant to Section 4.19 of this Agreement) were updated after the Effective Date (or the date on which schedules and exhibits addressed by Section 4.19 were agreed upon by the parties), such updates shall not be material as to the Assets taken as a whole.

     7.10 Title Insurance Policy. Purchaser shall have received a fully effective Title Policy issued to Purchaser by the Title Company covering the Owned Real Property and of the Leased Real Property subject to ground leases in the amount of the full insurable value of the Owned Real Property and such Leased Real Property, respectively (which amount shall be set forth in Schedule 11.1(b)). The Title Policy shall show fee simple title to the Owned Real Property vested in Purchaser, or valid leasehold title to the Leased Real Property subject to ground leases, subject only to: (i) current real estate taxes not yet due and payable; and (ii) the permitted title exceptions listed in
Schedule 7.10 hereto (the "Permitted Exceptions"). Purchaser's counsel has reviewed the title commitments and identified certain issues related thereto prior to the Effective Date; Purchaser's counsel shall use its commercially reasonable efforts to identify any additional issues within ten (10) business days following the Effective Date and bring such issues promptly to Seller's attention. The Title Policy shall have all standard and general exceptions deleted so as to afford full "extended form coverage" and include all endorsements reasonably requested by Purchaser.

     7.11 Financing. The Purchaser shall have available to it the proceeds of the financing described in the letters included in Exhibit 7.11 attached hereto or other financing agreements. The Purchaser shall use its best efforts to cause all conditions in such letters and any related credit facility agreement to be timely satisfied.

     7.12 Material Adverse Change. Since May 31, 1999, (i) Seller shall have operated the Hospitals and the Assets in the ordinary course of business, consistent with past practice, and (ii) there shall not have occurred any event, change or development which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the consolidated business, assets, financial condition or operation of the Hospitals taken as a whole.

     7.13 Audit. Seller shall have delivered the Audit with respect to the Financial Statements referred to in Section 4.8(b) hereto.

     7.14 Odessa Closing. In the event the Odessa Right of First Refusal shall have been waived or expired unexercised, the parties hereto shall have effected the sale and purchase contemplated by the Odessa Asset Sale Agreement.

                                   ARTICLE 8

                                   TERMINATION

     8.1 Termination. This Agreement may be terminated at any time prior to
Closing:

          (a) by the mutual written consent of the parties;

          (b) by either Purchaser or Seller (the "Nondefaulting Party") if a material breach of any provision of this Agreement has been committed by the other party (the "Breaching Party") and such breach has not been (i) waived in writing by the Nondefaulting Party or (ii) cured by the Breaching Party to the reasonable satisfaction of the Nondefaulting Party within fifteen (15) business days after service by the Nondefaulting Party upon the Breaching Party of a written notice which describes the nature of such breach;

          (c) by Purchaser if any of the conditions in Article 7 have not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition in writing on or before the Closing Date;

          (d) by Seller if any of the conditions in Article 6 have not been satisfied as of the Closing Date or if satisfaction of any such condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition in writing on or before the Closing Date;

          (e) by either Purchaser or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before November 30, 1999.

     8.2 Termination Consequences.

          (a) If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate, except that the obligations in Sections 5.6, 12.3, 12.8, and 12.12 shall survive; provided, however, that nothing contained herein shall relieve any party from liability for any intentional breach of this Agreement.

          (b) If this Agreement is terminated by Seller pursuant to 8.1(b), and at the time of such termination Seller is in material compliance with all of its obligations hereunder, then Purchaser shall pay to Seller Twenty Million Dollars ($20,000,000) within 30 days following such termination. Said payment shall (x) constitute liquidated damages, and not a penalty, which represents the reasonable endeavor by the parties hereto to estimate a fair compensation to Seller for the foreseeable and unforeseeable losses that might result to Seller from the failure of the transactions contemplated by this Agreement to close and (y) constitute the full settlement, accord and satisfaction of all or any claims which Seller may have against Purchaser and its affiliates arising out of the failure of the transactions contemplated by this Agreement to close.

     8.3 Costs. In the event of a termination of this Agreement pursuant to
Section 8.1(a) or 8.1(c) through 8.1(e) hereof, (a) each party shall pay the costs and expenses incurred by it in connection with this Agreement, except as provided in Section 12.12, and (b) no party shall be liable to any other party for any costs, expenses, damage or loss of anticipated profits hereunder other than the liquidated damages provided to Seller pursuant to Section 8.2. In the event of a termination of this Agreement pursuant to Section 8.1(b), except under circumstances in which 8.2(b) would apply, then the parties shall have the right to pursue all remedies available at law or in equity.

                                   ARTICLE 9

                              POST-CLOSING MATTERS

     9.1 Excluded Assets and Excluded Liabilities. Subject to Section 11.2 hereof, any asset (including Accounts Receivable) or any liability, all other remittances and all mail and other communications that are determined by the parties' agreement, or, absent such agreement, determined by litigation, to be or otherwise relate to an Excluded Asset or an Excluded Liability and that is or comes into the possession, custody or control of Purchaser (or its successors in interest or assigns, or its respective affiliates) shall forthwith be transferred, assigned or conveyed by Purchaser (or its respective successors in interest or assigns and its respective affiliates) to Seller at Seller's cost. Until such transfer, assignment and conveyance, Purchaser (and its respective successors in interest and assigns and its respective affiliates) shall not have any right, title or interest in or obligation or responsibility with respect to such asset or liability except that Purchaser shall hold such asset in trust for the benefit of Seller. Purchaser (and its respective successors in interest and assigns and its respective affiliates) shall have neither the right to offset amounts payable to Seller under this Section 9.1 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-Closing Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2. The terms of this Article 9 shall not be subject to the time limitations contained in Section 10.1 of this Agreement.

     9.2 Preservation and Access to Records After the Closing.

          (a) From the Closing Date until seven (7) years after the Closing or such longer period as required by law (the "Document Retention Period"), Purchaser shall keep and preserve all medical records, patient records, medical staff records and other books and records of the Subsidiaries and the Hospitals existing as of the Closing relating to tax or other liabilities of Seller prior to the Closing, but excluding any records which are among the Excluded Assets. Purchaser will afford to the representatives of Seller, including its counsel and accountants, full and complete access to, and copies of, such records with respect to time periods on or prior to the Closing Date (including, without limitation, access to records of patients treated at the Hospitals on or prior to the Closing Date) during normal business hours after the Closing Date, to the extent reasonably needed by Seller (or its affiliates) for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and operating the Hospitals, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. Purchaser shall maintain the patient and medical staff records at the Hospitals in accordance with applicable law and the requirements of relevant insurance carriers. After the expiration of the Document Retention Period, if Purchaser intends to destroy or otherwise dispose of any of the documents described in this Section 9.2(a), Purchaser shall provide written notice to Seller of Purchaser's intention no later than thirty (30) calendar days prior to the date of such intended destruction or disposal. Seller shall have the right, at its sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Seller does not take possession of such documents during such forty-five (45) calendar day period, Purchaser shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) day period.

          (b) Purchaser shall give reasonable cooperation to Seller and its affiliates and its insurance carriers in respect of the defense of claims by third parties against Seller or any Subsidiary, in respect of events occurring on or prior to the Closing with respect to the operation of the Hospitals. Such cooperation shall include, without limitation, making the Hired Employees available for interviews, depositions, hearings and trials. Such cooperation shall also include making all of its employees available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses (all of which shall be done without payment of any fees or expenses to Purchaser or to such employees). In addition, Seller and its affiliates shall be entitled to access any such records, but only for purposes of pending litigation involving the persons to whom such records refer, as certified in writing by counsel retained by Seller or any of its affiliates in connection with such litigation. Such records shall be, at Purchaser's option either (i) copied by Purchase for Seller at Seller's expense or (ii) removed from the premises by Seller, copied by Seller and promptly returned to Purchaser unless the originals of such records must be introduced into evidence in which case Seller shall return them as soon as practicable.

          (c) In connection with (i) the transition of the Hospitals pursuant to the transaction contemplated by this Agreement, (ii) Seller's and the Subsidiaries' rights to the Excluded Assets, (iii) Seller's and the Subsidiaries' obligations under the Excluded Liabilities and (iv) Seller's preparation of the Final Balance Sheet pursuant to Section 1.4, Purchaser shall after the Closing Date give Seller, Seller's affiliates and their respective representatives reasonable access during normal business hours to Purchaser's books, accounts and records and all other relevant documents and information with respect to the assets, liabilities and business of the Hospitals as representatives of Seller and Seller's affiliates may from time to time reasonably request, all in such manner as not to unreasonably interfere with the operations of the Hospitals. Seller acknowledges that it shall coordinate its activities contemplated by this Section 9.2(c) through Frank Coyle, or his designee.

          (d) Purchaser and its representatives shall be given access by Seller during normal business hours to the extent reasonably needed by Purchaser for business purposes to all documents, records, correspondence, work papers and other documents retained by Seller or any Subsidiary pertaining to any of the Assets or with respect to the operation of the Hospitals on or prior to the Closing Date, all in such manner as to not interfere unreasonably with Seller's and each Subsidiary's business. Such documents and other materials shall be, at Seller's option, either (i) copied by Seller for Purchaser at Purchaser's expense, or (ii) removed by Purchaser from the premises, copied by Purchaser and promptly returned to Seller.

                                   ARTICLE 10

                          SURVIVAL AND INDEMNIFICATION

     10.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations and warranties of Purchaser and Seller, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Seller, respectively, and shall continue to be fully effective and enforceable following the Closing Date for two years, and shall thereafter be of no further force and effect. Notwithstanding the foregoing, the representations and warranties set forth in Section 2.7(a) and (b) and Section 2.13 shall continue to be fully effective and enforceable following the Closing Date for the applicable statutes of limitations periods, plus 30 days, and the indemnification provisions contained in Sections 10.2.1(ii), (iii), (iv), (v),
(vi), (vii) and (viii), and 10.3.1(iv) shall continue to be fully effective and enforceable following the Closing Date until the expiration of any applicable statute of limitations period, or, if none, without any time limitation; provided, however, that if there is an outstanding notice of a claim at the end of any such applicable period in compliance with the terms of Section 10.4, such applicable period shall not end in respect of such claim until such claim is resolved. All covenants of Purchaser and Seller herein shall survive Closing in accordance with their terms. The parties acknowledge and agree that the provisions of Section 10.2.1(ii), (iii), (iv), (v), (vi), (vii) and (viii) shall remain in full force and effect notwithstanding the expiration of any survival period referred to in this Section 10.1 and that Purchaser's right to bring any claims for damages under such provisions shall be unimpaired by the expiration of any such survival period (notwithstanding the fact that such claims could have been brought under Section 10.2.1(i).

     10.2 Indemnification of Purchaser by Seller.

          10.2.1 Indemnification. Seller shall keep and save Purchaser, its controlled affiliates and their respective directors, officers, employees, agents and other representatives (the "Purchaser Group"), forever harmless from and shall indemnify and defend the Purchaser Group against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys' fees (collectively, "Damages"), whether direct or consequential and no matter how arising, to the extent, connected with or arising or resulting from or proximately related to (i) any breach of any representation or warranty of Seller under this Agreement, (ii) any breach or default by Seller of any covenant or agreement of Seller under this Agreement,
(iii) the Excluded Liabilities, (iv) the Excluded Assets, (v) all Taxes relating to Seller or any Subsidiary or (for any period ending on or prior to the Closing
Date) the Assets ("Seller Tax Claims"), (vi) any professional or general liability claim arising out of the business operations of the Hospitals on or prior to the Closing Date, (vii) any act, conduct or omission of Seller or any Subsidiary, or any event or circumstance pertaining to Seller, any Subsidiary or the Assets, that has accrued, arisen, occurred or come into existence at any time on or prior to the Closing Date, including without limitation failure to comply with bulk sales laws and (viii) the sale of the Beaumont Assets. No provision in this Agreement shall prevent Seller from pursuing any of its legal rights or remedies that may be granted to Seller by law against any person or legal entity other than any other member of the Purchaser Group.

          10.2.2 Indemnification Limitations. (a) Seller shall be under no liability to indemnify the Purchaser Group under Section 10.2.1 and no claim under Section 10.2.1 of this Agreement shall:

                    (i) be made unless notice thereof shall have been given by or on behalf of Purchaser to Seller in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                    (ii) be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

                              (A) the use, ownership or operation of any of the Hospitals, or

                              (B) the use, ownership or operation of any of the Assets,

                              after the Closing Date; other than as specifically included in the Excluded Liabilities;

                    (iii) be made to the extent that such claim (or the basis therefor) is set forth in the Disclosure Schedule unless Seller's indemnification of Purchaser is based on a provision hereof other than Section 10.2.1(i);

                    (iv) be made if and to the extent that proper provision or reserve was made for the matter giving rise to the claim in Net Working Capital;

                    (v) be made to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Seller pursuant to Section 10.3; and

                    (vi)      to the extent such claim is made pursuant to
                              Section 10.2.1(i), accrue to Purchaser unless and only to the extent that (A) Damages in respect of any single claim under Section 10.2.1(i) exceeds Five Thousand Dollars ($5,000) (a "Relevant Claim") and (B) the total actual liability of Seller in respect of all Relevant Claims in the aggregate exceeds Three Million Six Hundred Twenty-Eight Dollars ($3,628,000) (the "Aggregate Amount"), in which event Purchaser shall be entitled to seek indemnification under Section

                              10.2.1(i) for all Relevant Claims only in an amount of Damages which exceed the Aggregate Amount; provided, however, that with respect to claims made pursuant to Section 10.2.1(i) based on Damages incurred as a result of any breach of Section 2.4(a), any single claim or series of related claims for amounts in excess of $100,000 shall be paid in full by Seller without regard to the provisions of this clause (vi).

          (b) Notwithstanding any other provision of this Agreement to the contrary, the maximum aggregate liability of Seller to Purchaser under this Agreement shall not exceed the Purchase Price.

          (c) If Purchaser is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party (other than an insurance carrier) in respect of any matter for which a claim of indemnity could be made against Seller hereunder, Purchaser either shall, at its option, use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim or shall assign to Seller the right of Purchaser to pursue such third party. If Seller pays to Purchaser an amount in respect of a claim, and Purchaser subsequently recovers from a third party a sum which is referable to that claim, Purchaser shall forthwith repay to Seller so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Purchaser in obtaining payment in respect of that claim and in recovering that sum from the third party.

     10.3 Indemnification of Seller by Purchaser.

          10.3.1 Indemnification. Purchaser shall keep and save Seller and the Subsidiaries, and their respective directors, officers, employees, agents and other representatives, forever harmless from and shall indemnify and defend Seller and the Subsidiaries against any and all Damages, whether direct or consequential and no matter how arising, in any way related to, connected with or arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (iii) cost reports (and all claims with respect thereto) relating to Purchaser with respect to Medicare, Medicaid, CHAMPUS or Blue Cross programs or any other third-party payor for all periods beginning after the Closing Date, (iv) the Assumed Obligations, (v) any professional or general liability claim arising out of the business operations of the Hospitals after the Closing Date, (vi) any Assumed Obligations, (vii) liabilities to the Hired Employees arising out of actions of Purchaser based wholly or in part upon the contents of the personnel records of such employees, and (viii) involuntary termination of the Hired Employees after the Transition Date, which termination would constitute a "mass layoff" or a "plant closing" within the meaning of WARN. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Seller or any affiliate of Seller.

          10.3.2 Indemnification Limitations. (a) Purchaser shall be under no liability to indemnify Seller under 10.3.1 and no claim under Section 10.3.1 of this Agreement shall:

                    (i) be made unless notice thereof shall have been given by or on behalf of Seller to Purchaser in the manner provided in Section 10.4, unless failure to provide such notice in a timely manner does not materially impair Seller's ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

                    (ii) be made to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this
                              Section 10.3.2(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

                    (iii) be made to the extent that such claim relates to a liability arising out of or relating to any act, omission, event or occurrence connected with:

                              (A) the use, ownership or operation of any of the Hospitals, or

                              (B) the use, operation or ownership of any of the Assets,

                              on or prior to the Closing Date, other than as specifically included in the Assumed Obligations; and

                              (iv) be made to the extent such claim relates to an obligation or liability for which Seller has agreed to indemnify Purchaser pursuant to Section 10.2.

          (b) If Seller or any Subsidiary is entitled to recover any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter for which a claim of indemnity could be made against Purchaser hereunder, Seller shall, and shall cause the applicable Subsidiary to, use its reasonable endeavors to recover such sum from such third party and any sum recovered will reduce the amount of the claim. If Purchaser pays to Seller an amount in respect of a claim, and Seller or any Subsidiary subsequently recovers from a third party a sum which is referable to that claim, Seller shall forthwith repay to Purchaser so much of the amount paid by it as does not exceed the sum recovered from the third party less all reasonable costs, charges and expenses incurred by Seller or any Subsidiary in obtaining payment in respect of that claim and in recovering that sum from the third party.

     10.4 Method of Asserting Claims. All claims for indemnification by any person entitled to indemnification hereunder (the "Indemnified Party") under this Article 10 will be asserted and resolved as follows:

          (a) In the event any claim or demand, for which a party hereto (an "Indemnifying Party") would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from such Indemnified Party by a person other than Seller, Purchaser or their affiliates (a "Third Party Claim"), the Indemnified Party shall deliver a notice of its claim (a "Claim Notice") to the Indemnifying Party within thirty (30) calendar days after the Indemnified

Party receives notice of such Third Party Claim; provided, however, that notice shall be provided to the Indemnifying Party within fifteen (15) calendar days after receipt of a complaint, petition or institution of other formal legal action by the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives notice of such Third Party Claim and thereby materially impairs the Indemnifying Party's ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the "Notice Period") whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

               (i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 10.4(a), then, subject to the immediately succeeding sentence, the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. To the extent the Claim is solely for money damages, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 10.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party's action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnified Party or any of its affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 10.4(a)(i), and except as specifically provided in this Section 10.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

               (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 10.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified

Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person (other than the Indemnifying Party or any of its affiliates). Notwithstanding the foregoing provisions of this Section 10.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this Section 10.4(a)(ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. Subject to the above terms of this Section 10.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

          (b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that either (i) does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party or (ii) is a Seller Tax Claim, the Indemnified Party shall deliver an Indemnity Notice (as hereinafter defined) to the Indemnifying Party. (The term "Indemnity Notice" shall mean written notification of a claim for indemnity under Article 10 hereof (which claim does not involve a Third Party Claim or is a Seller Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 10.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

          (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined or (iii) in the case of a Seller Tax Claim, within fifteen (15) calendar days following final determination of the item giving rise to the claim for indemnity. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved pursuant to Section
12.17 hereof.

          (d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

          (e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any person or entity in connection with the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party's defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all relevant depositions and the provision of all documents (subject to appropriate privileges) relevant to the defense of any claim, then, except where such failure does not materially impair the Indemnifying Party's defense of such claims after notice from the Indemnified Party and 15 days to cure, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

          (f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

     10.5 Exclusive. Other than claims for fraud or equitable relief, any dispute arising under this Agreement or in connection with or as a result of the transactions contemplated by this Agreement or any Damages or injury alleged to be suffered by either party as a result of the actions or failure to act by any other party shall, unless otherwise specifically stated in this Agreement, be governed solely and exclusively by the provisions of this Article 10.

     10.6 Reduction of the Purchase Price. If Seller pays any sum to Purchaser in respect of a claim under Article 10, the Purchase Price and total consideration received by Seller for the sale of the Assets shall be deemed to be reduced by the amount of such payment.

                                   ARTICLE 11

                           TAX AND COST REPORT MATTERS

     11.1 Tax Matters; Allocation of Purchase Price.

          (a) After the Closing, the parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to tax liabilities or potential tax liabilities attributable to Seller or any Subsidiary with respect to the operation of the Hospitals for all periods on or prior to the Closing Date and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof. The parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with tax matters.

          (b) The Purchase Price shall be allocated among each of the Assets (or, where more practical, each category of Assets) and among each of the Hospitals in accordance with Schedule 11.1(b), which will be agreed upon within five (5) business days prior to the Closing Date by Seller and Purchaser. Seller and Purchaser hereby agree to allocate the Purchase Price in accordance with
Schedule 11.1(b), to be bound by such allocations for all purposes, to account for and report the purchase and sale of the Assets contemplated hereby for all purposes (including, without limitation, financial reporting, accounting, Medicare reimbursement and federal and state tax purposes) in accordance with such allocations, and not to take any position (whether in financial statements, cost reports, tax returns, cost report or tax audits, or otherwise), which is inconsistent with such allocations without the prior written consent of the other party.

     11.2 Cost Report Matters.

          (a) Seller shall, and shall cause the Subsidiaries to, prepare and timely file all cost reports relating to the periods ending on or prior to the Closing Date or required as a result of the consummation of the transactions described herein, including, without limitation, those relating to Medicare, Medicaid, Blue Cross and other third party payors which settle on a cost report basis (the "Subsidiaries' Cost Reports"). Purchaser shall forward to Seller any and all correspondence relating to the Accounts Receivable, the Subsidiaries' Cost Reports or rights to settlements and retroactive adjustments on the Subsidiaries' Cost Reports ("Agency Settlements") within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Seller's written approval. Purchaser shall remit any receipts relating to the Accounts Receivable, the Subsidiaries' Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser (except those receipts to be retained by Purchaser pursuant to Section 11.3) and will forward any demand for payments within five (5) business days. Purchaser (and its respective successors in interest and assigns and its respective affiliates) shall have neither the right to offset amounts payable to Seller under this
Section 11.2 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2. Seller shall retain all rights to the Subsidiaries' Cost Reports and to the Accounts Receivable including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and the Subsidiaries' Cost Reports. Seller will furnish copies of the Receivables Records to Purchaser upon request and allow Purchaser and its representatives reasonable access to such documents.

          (b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller and the Subsidiaries in regard to the preparation, filing, handling, and appeals of the Subsidiaries' Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Seller and the Subsidiaries in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Hospitals and the coordination with Seller and the Subsidiaries pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings. Purchaser will, upon reasonable notice, during normal business office hours and at the sole cost and expense of Seller, and subject to applicable law regarding confidentiality of patient records, provide Seller and the Subsidiaries reasonable access to all records of the Hospitals and will allow Seller, the Subsidiaries and their respective representatives to copy any documents relating to the Subsidiaries' Cost Reports and appeals thereof.

     11.3 Transition Services. To compensate Seller and the Subsidiaries for services rendered and medicine, drugs, and supplies provided on or before the Closing Date at any of the Hospitals (the "Transition Services") with respect to patients whose medical care is paid for, in whole or in part, by Medicare, Medicaid, CHAMPUS, Blue Cross or any other third party payor who pays on a DRG, case rate or other similar arrangement, and who are admitted to any of the Hospitals on or before the Closing Date but who are not discharged until after the Closing Date ("Governmental Program Transition Patients"), the parties shall take the following action:

          (a) As soon as practicable after the Closing Date, Seller shall deliver to Purchaser a statement itemizing the inpatient hospital Transition Services provided by the Subsidiaries with respect to the operation of the Hospitals on or prior to the Closing Date to Governmental Program Transition Patients. For the Transition Services, Purchaser shall pay to Seller an amount equal to the DRG and outlier payments, the case rate payment or other similar payment received by Purchaser on behalf of a Governmental Program Transition Patient, multiplied by a fraction (the "Fraction"), the numerator of which shall be the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and the Subsidiaries and the denominator of which shall be the sum of the total charges for the Transition Services provided to such Governmental Program Transition Patient by Seller and the Subsidiaries plus the total charges for the Transition Services provided to such Governmental Program Transition Patient by Purchaser after the Closing Date. The parties shall reconcile the payments within ninety (90) calendar days after both the tentative and final Medicare cost report settlement and any other payor settlement affecting the Governmental Program Transition Patients (the "Reconciliation").

          (b) Subject to Section 11.3(d), payments made pursuant to Section 11.3(a) shall be made to Seller monthly, on the twenty-fifth (25th) day of each month, for payments received by Purchaser during the previous month, accompanied by copies of remittances and other supporting documentation as is reasonably requested by Seller. Any other payments required to be made by Seller to Purchaser, or by Purchaser to Seller, as the case may be, as a result of (i) the Reconciliation, (ii) a notice of program reimbursement with respect to the operations of any Hospital or (iii) other notice from a governmental agency or third party payor with respect to Transition Services shall be made within thirty (30) calendar days after the Reconciliation or the receipt of any such notice, as applicable. In the event that Purchaser and Seller are unable to agree on the amount to be paid to Seller or Purchaser, as the case may be, under this Section 11.3, then such amount shall be determined by the Independent Auditor at their joint expense.

          (c) The parties acknowledge that all charges for outpatient and other cost-based services shall be made (i) by Seller and the Subsidiaries for all periods on or prior to the Closing Date and (ii) by Purchaser for all periods after the Closing Date.

          (d) Notwithstanding the first sentence of Section 11.3(b), Purchaser shall make a distribution to Seller within three (3) business days if at any time during the applicable calendar month the funds to be distributed to Seller pursuant to Section 11.3(a) exceed One Hundred Fifty Thousand Dollars ($150,000). The amount of such distribution shall be all amounts payable to Seller pursuant to Section 11.3(a) which have not been previously distributed to Seller. All such distributions shall be made by wire transfer of immediately available funds to Seller to the account(s) specified by Seller to Purchaser in writing from time to time.

          (e) Purchaser (and its respective successors in interest and assigns and its respective affiliates) shall have neither the right to offset amounts payable to Seller under this Section 11.3 against, nor the right to contest its obligation to transfer, assign and convey to Seller because of, outstanding claims, liabilities or obligations asserted by Purchaser against Seller including but not limited to pursuant to the post-closing Purchase Price adjustment of Section 1.4 and the indemnification provisions of Section 10.2.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

     12.1 Further Assurances and Cooperation. Seller shall, and shall cause the Subsidiaries to, execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the Assets. After consummation of the transaction contemplated herein, the parties agree to cooperate with each other in regards to all matters arising from the transition of ownership of the Assets and the business of the Hospitals from Seller and the Subsidiaries to Purchaser.

     12.2 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that no party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any controlled affiliate of Purchaser upon Seller's receipt of Purchaser's guaranty of such controlled affiliate's obligations, in a form reasonably acceptable to Seller, and Purchaser may assign its rights (but not its obligations) under this Agreement to any of its financing sources.

     12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York as applied to contracts made and performed within the State of New York.

     12.4 Amendments. This Agreement may not be amended other than by written instrument signed by the parties hereto.

     12.5 Exhibits, Schedules and Disclosure Schedule. The Disclosure Schedule and all exhibits and schedules referred to in this Agreement shall be attached hereto and are incorporated by reference herein. Any matter disclosed in this Agreement or in the Disclosure Schedule with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections as to which the relevance of such disclosure is reasonably apparent.

     12.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile) or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

     If to Seller:                  Tenet Healthcare Corporation
                                    c/o Tenet HealthSystem
                                    14001 Dallas Parkway
                                    Dallas, Texas  75240
                                    Attention:  David R. Mayeux
                                    Facsimile No.: (972) 789-2385

     With a copy to:                Tenet Healthcare Corporation
                                    c/o Tenet HealthSystem
                                    14001 Dallas Parkway
                                    Dallas, Texas 75240
                                    Attention:  William A. Barrett, Esq.
                                    Facsimile No.: (972) 789-6164

     With a copy to:                McDermott, Will & Emery
                                    2049 Century Park East
                                    Suite 3400
                                    Los Angeles, California  90067
                                    Attention: Ira J. Rappeport, Esq.
                                    Facsimile No.: (310) 277-4730

     If to Purchaser:               JLL Hospital, LLC
                                    Attn:  Jeffrey C. Lightcap
                                    450 Lexington Ave.
                                    Suite 3350
                                    New York, NY  10017
                                    Facsimile No.: (212) 286-8626

     With copies to:                Skadden, Arps, Slate, Meagher & Flom LLP
                                    One Rodney Square
                                    P.O. Box 636
                                    Wilmington, DE  19899-0636
                                    Attention:  Robert Pincus
                                    Facsimile No.: (302) 651-3001

                                    Iasis Healthcare
                                    104 Woodmont, Suite 101
                                    Nashville, Tennessee  37205
                                    Attention:  Frank A. Coyle
                                    (615) 846-3006

or at such other address as one party may designate by notice hereunder to the other parties.

     12.7 Headings. The section and other headings contained in this Agreement and in the Disclosure Schedule, exhibits and schedules to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule, exhibits and schedules hereto.

     12.8 Confidentiality and Publicity. The parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other party. Accordingly, Purchaser and Seller shall not discuss with, or provide nonpublic information to, any third party (except for such party's attorneys, accountants, directors, officers and employees, the directors, officers and employees of any affiliate of any party hereto, and other consultants and professional advisors) concerning this transaction prior to the Closing, except: (i) as required in governmental filings or judicial, administrative or arbitration proceedings, including without limitation the filings to be made by the parties with respect to the HSR Act; (ii) pursuant to public announcements made with the prior written approval of Seller and Purchaser; or (iii) as required in connection with the Financing by Purchaser. The rights of Seller under this Section 12.8 shall be in addition and not in substitution for the rights of Seller under the Confidentiality Agreement, which shall survive Closing.

     12.9 Fair Meaning. This Agreement shall be construed according to its fair meaning and as if prepared by all parties hereto.

     12.10 Gender and Number; Construction. All references to the neuter gender shall include the feminine or masculine gender and vice versa, where applicable, and all references to the singular shall include the plural and vice versa, where applicable. Unless otherwise expressly provided, the word "including" followed by a listing does not limit the preceding words or terms and shall mean "including, without limitation."

     12.11 Third Party Beneficiary. None of the provisions herein contained are intended by the parties, nor shall they be deemed, to confer any benefit on any person not a party to this Agreement.

     12.12 Expenses and Attorneys' Fees. Except as otherwise provided in this Agreement, each party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. The parties expressly agree that each of Seller and Purchaser shall bear 50 percent (50%) of the aggregate amount of the following categories of expenses:
(a) expenses relating to the preparation and delivery by Seller of the audited combined financial statements of the Hospitals contemplated by Section 4.8(b) of this Agreement (including the opinion of KPMG Peat Marwick with respect thereto); (b) all costs of the Title Commitment and the Title Policy; (c) all documentary transfer, sales and similar taxes and recording charges in connection with the conveyance of the Assets to Purchaser; (d) all costs of the Surveys; (e) all costs of the Environmental Survey; (f) the cost of an environmental compliance audit to be conducted by Purchaser at the Hospitals; and (g) all filing fees imposed in connection with Seller's and Purchaser's filings under the HSR Act. As and when either party receives an invoice or other evidence of incurrence or payment with respect to any expense described in the foregoing categories, such party shall forward promptly to the other party a copy of such invoice or other evidence. The parties shall each calculate the net balance owed from one party to the other under this Section 12.12, exchange such calculations and agree on such amount and to whom it is owed within fifteen (15) business days of the first to occur of (i) the Closing Date or (ii) the termination of this Agreement. The party owing such net balance shall deliver to the party to whom the balance is owed the payor's check in payment of such net balance within twenty-five (25) business days following the first to occur of
(i) the Closing Date or (ii) the termination of this Agreement. The covenants set forth in the preceding sentence shall be binding upon the parties notwithstanding failure to consummate the transaction contemplated hereby; provided, however, that Seller agrees to reimburse Purchaser for any amounts payable by it under this Section 12.12 to the extent attributable to a Hospital or Hospitals sold by Seller within the twelve (12) months immediately following the termination of this Agreement. Notwithstanding the foregoing, Seller shall bear 100 percent (100%) of the amount of said expenses in excess of an aggregate of Three Million Dollars ($3,000,000). If any action is brought by any party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover its court costs, arbitration expenses and reasonable attorneys' fees.

     12.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto.

     12.14 Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits and schedules, and the documents referred to herein contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the parties on the subject matter hereof, and shall be of no further force or effect.

     12.15 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof but only by a written notice signed by the party expressly waiving such term or condition. The subsequent acceptance of performance hereunder by a party shall not be deemed to be a waiver of any preceding breach by the other party of any term, covenant or condition of this Agreement, other than the failure of such party to perform the particular duties so accepted, regardless of such party's knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

     12.16 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12.17 Arbitration. Any disagreement, dispute or claim arising out of or relating to this Agreement which cannot be settled by the parties hereto shall be settled by arbitration in accordance with the following provisions:

           12.17.1 Forum. Forum for arbitration shall be Manhattan, New York.

           12.17.2 Law. Governing law shall be the law of the State of New York.

           12.17.3 Selection. The number of arbitrators shall be three (3), unless the parties hereto are able to agree on a single arbitrator. In the absence of such agreement within ten (10) business days after the initiation of an arbitration proceeding, Seller shall select one (1) arbitrator and Purchaser shall select one (1) arbitrator, and those two arbitrators shall then select, within ten (10) business days, a third arbitrator. If those two (2) arbitrators are unable to select a third arbitrator within such ten (10) business day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two (2) of the three (3) arbitrators shall be final and binding upon the parties.

           12.17.4 Administration. Arbitration shall be administered by the American Arbitration Association.

           12.17.5 Rules. Rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties hereto may agree upon at the time, except that each party hereto shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in New York. The arbitrators shall not modify the terms of this Agreement.

           12.17.6 Award. The award rendered by arbitration shall be final and binding upon the parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

     12.18 Time is of the Essence. Time is of the essence for all dates and time periods set forth in this Agreement and each performance called for in this Agreement.

          IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

                                   PURCHASER:

                                   JLL Hospital, LLC, a Delaware limited
                                   liability company

                                   By: /s/ J.C. Lightcap
                                      -----------------------------------
                                   Name: Jeffrey C. Lightcap
                                        ---------------------------------
                                   Its: Authorized Person
                                       ----------------------------------

                                   SELLER:

                                   TENET HEALTHCARE CORPORATION, a
                                   Nevada corporation

                                   By: /s/ David R. Mayeux
                                      -----------------------------------
                                   Name: David R. Mayeux
                                        ---------------------------------
                                   Its: Executive Vice President
                                       ----------------------------------


                                       61